Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CASTOR MARITIME INC.
(Exact name of registrant as specified in its charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Castor Maritime Inc. Victory House, 205 Archbishop Makarios Avenue, Limassol 3030, Cyprus (357) 25 040 157	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1223 (telephone number)
(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company    ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided
pursuant to Section 7(a)(2)(B) of the Securities Act .                                         ☐
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its
Accounting Standards Codification after April 5, 2012.

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common shares, $0.001 par value per share, including related preferred stock purchase rights	1,275,906	N/A	$7,655,436	$953.11

(1)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum aggregate offering price is being calculated pursuant to Rule 457(f)(2) under the Securities Act, based on 1,275,906 shares of the Company being exchanged and the book value per share of $6.00 as of the date of the most recently completed sales of such shares on February 16, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2018
PRELIMINARY PROSPECTUS
OFFER TO EXCHANGE 1,275,906
REGISTERED COMMON SHARES,
PAR VALUE $0.001 PER SHARE
FOR 1,275,906 OUTSTANDING
UNREGISTERED COMMON SHARES,
PAR VALUE $0.001 PER SHARE
OF

Castor Maritime Inc.

Common Shares

Material Terms of the Exchange Offer
•
We are offering to exchange, commencing on                     , 2018, an aggregate of 1,275,906 our common shares that have been registered for exchange, or the Exchange Shares, for an equivalent number of our common shares, previously sold in private offerings, or the Original Shares. We refer to this offer to exchange as the Exchange Offer.

•	The terms of the Exchange Shares are identical to the terms of the Original Shares, except for the transfer restrictions relating to the Original Shares.
•	We will exchange all Original Shares that are validly tendered and not validly withdrawn.
•	The Exchange Offer will expire at 4:59 p.m., New York City time (10:59 p.m. Central European Time), on , 2018, unless we determine to extend it.
•	You may withdraw tenders of Original Shares at any time before 4:59 p.m., New York City time (10:59 p.m. Central European Time), on the date of the expiration of the Exchange Offer.
•	We will not receive any proceeds from the Exchange Offer.
•	We will pay the expenses of the Exchange Offer.
•	No dealer-manager is being used in connection with the Exchange Offer.
•	The exchange of shares will not be a taxable exchange for U.S. federal income tax purposes.

Our common shares, par value $0.001 per share, are not currently listed on a national securities exchange.  We will apply to list our common shares on the over-the-counter market operated by OTC Markets Group, Inc., or the over-the-counter market, and we intend to have the listing take effect simultaneously with the expiration of the Exchange Offer.

We are an "emerging growth company" and we are eligible for reduced reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

See "Risk Factors" beginning on page 7 of this prospectus for a discussion of certain factors that you should consider before participating in the Exchange Offer.
In connection with resales of Exchange Shares, any participating broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act. The Securities and Exchange Commission, or the SEC, has taken the position that broker-dealers who acquired the Original Shares as a result of market-making or other trading activities may use this prospectus to fulfill their prospectus delivery requirements with respect to the Exchange Shares.

Neither the Securities and Exchange Commission nor any state securities commission or any other equivalent regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2018.

TABLE OF CONTENTS
Page
PROSPECTUS SUMMARY	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	7
USE OF PROCEEDS	24
CAPITALIZATION	25
DIVIDEND POLICY	26
SELECTED FINANCIAL DATA	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY	37
BUSINESS	38
MANAGEMENT	48
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	51
THE EXCHANGE OFFER	52
DESCRIPTION OF THE EXCHANGE SHARES	58
DESCRIPTION OF CAPITAL STOCK	59
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	69
TAXATION	72
PLAN OF DISTRIBUTION	79
ENFORCEMENT OF CIVIL LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	80
LEGAL MATTERS	80
EXPERTS	80
WHERE YOU CAN FIND ADDITIONAL INFORMATION	80

CONSEQUENCES OF FAILURE TO EXCHANGE
Following the completion of the Exchange Offer, holders of Original Shares that are not tendered or that are tendered but not accepted by us may resell Original Shares only if an exemption from registration under the Securities Act and applicable state securities laws is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act. Original Shares may not be sold by non-affiliates pursuant to the exemption provided by Rule 144 until                     , 2018 because such rule requires that we have been subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for more than 90 days.
Based on interpretations of the SEC staff that did not involve the issuer of securities or its affiliates, Exchange Shares issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Shares in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Shares to be acquired in this Exchange Offer. Any holder who tenders Original Shares in this Exchange Offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Shares (i) may not rely on the applicable interpretations of the SEC that we refer to above and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

PROSPECTUS SUMMARY
This summary highlights certain of the information that appears later in this prospectus. This summary may not contain all of the information that may be important to you. You should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus before exchanging your common shares.
Unless otherwise indicated, references to "Castor Maritime," the "Company," "we," "our," "us," or similar terms refer to the registrant, Castor Maritime Inc., and its subsidiary, except where the context otherwise requires. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessel. Unless otherwise indicated, all references to "U.S. dollars," "dollars," "USD" and "$" in this prospectus are to the lawful currency of the United States of America.
OUR BUSINESS
We are an international company that was recently incorporated in the Republic of the Marshall Islands for the purpose of acquiring, owning, chartering and operating drybulk vessels. Currently, we own one Panamax vessel with a carrying capacity of 76,453 dwt. With this vessel, we are a provider of worldwide seaborne transportation services for drybulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks."

Our vessel is currently employed under a time charter trip until it expires upon redelivery, which is currently expected in May 2018, with the option to extend the charter for up to two additional months.  We intend to acquire other vessels, which we intend to deploy on a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
In September 2017, we purchased our wholly-owned subsidiary Spetses Shipping Co., a Marshall Islands corporation, or Spetses, which owns a 76,453 dwt drybulk carrier, the Magic P, or our Vessel.  Our Vessel, which was acquired charter free from an unrelated third-party, was delivered to Spetses on February 21, 2017 and commenced operations on February 22, 2017.
OUR VESSEL
The following table summarizes key information about our Vessel as of the date of this prospectus:
Vessel Name	Year Built	Type of Charter	Capacity (dwt)	Delivered to Spetses	Approximate Charter Expiration
Magic P	2004	Time Charter	76,453	February 21, 2017	May 2018

EMPLOYMENT OF OUR VESSEL
Our Vessel is currently employed on a time charter with Mitsui O.S.K. Line at a rate of $13,000 per day until it expires upon redelivery of the Vessel, which is currently expected in May 2018, with the option to extend the charter for up to two additional months.

MANAGEMENT OF OUR BUSINESS
The ship management of our Vessel is provided by Pavimar S.A., or Pavimar, a company controlled by Ismini Panagiotidi, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreement, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services, general administration and audit support, in exchange for a fixed daily fee of $250. The level of our daily fixed fee is subject to an annual review on the anniversary of the management agreement dated December 16, 2016. The agreed upon daily fixed fee with Pavimar from December 16, 2017 is $320 and will remain at this level until December 16, 2019, at which time the daily management fee may be revised.
RECENT AND OTHER DEVELOPMENTS
On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer and Trust Company, LLC, or AST, as rights agent. For more information, please see "—Stockholders Rights Agreement" herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
On September 29, 2017, our shareholders authorized one or more amendments to our Articles of Incorporation to effect one or more reverse stock splits of our issued common shares at a ratio of not less than one-for-two and not more than one-for-1000 and in the aggregate at a ratio of not more than one-for-1000, inclusive, with the exact ratio to be set at a whole number within this range to be determined by the Company's board of directors, or the Board, or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment with the Registrar of Corporations of the Republic of the Marshall Islands.  As of the date of this prospectus no reverse stock splits have been effected under this authorization.
During October and November 2017, Thalassa Investment Co., S.A., or Thalassa, a company controlled by our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, sold 102,000 Original Shares outside of the U.S. to various unaffiliated third parties, none of whom are U.S. persons.  The sales were completed at various prices ranging from $5.30 to $5.50.

During January 2018 Thalassa engaged a broker-dealer that is registered in Greece to assist in its trades of our common shares.  Thalassa sold 9,806 common shares to the broker-dealer at prices ranging from $5.39 to $5.45 per share.  The broker-dealer assisted in subsequent trades of 14,981 Common shares at prices ranging from $5.39 to $5.90 per share. All trades occurred between non-U.S. citizens located outside of the United States.
During February 2018, Thalassa sold an additional 12,100 common shares to individual investors, all of whom were non-U.S. citizens located outside of the United States, at a price of $6.00 per share.

RISK FACTORS
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, a downturn in the global economy, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to finance capital projects, and inability to successfully employ our Vessel.
You should carefully consider these risks, the risks described in "Risk Factors" and the other information in this prospectus before deciding whether to invest in our common shares.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
the ability to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for an initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.0 billion in "total annual gross revenues" during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.
CORPORATE INFORMATION
We were incorporated in the Republic of the Marshall Islands on September 11, 2017 with principal executive offices located at Victory House, 205 Archbishop Makarios Avenue, Limassol 3030, Cyprus. Our telephone number at that address is 011 (357) 25 040 157. We maintain a website at http://www.castormaritime.com. Information contained on our website does not constitute part of this prospectus. Our fiscal year end date is September 30.
OTHER INFORMATION
Because we are incorporated under the laws of the Republic of the Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Enforcement of Civil Liabilities and Indemnification for Securities Act Liabilities" for more information.

SUMMARY OF THE EXCHANGE OFFER
Issuer	Castor Maritime Inc., a corporation formed under the laws of the Republic of the Marshall Islands.

Offer to Exchange Original Shares for Exchange Shares
Under the terms of the Exchange Offer, you are entitled to exchange the Original Shares for Exchange Shares. All Original Shares that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged promptly. Any Original Shares not accepted for tender for any reason will be returned promptly after termination or expiration of the Exchange Offer.

Any holder electing to have Original Shares exchanged pursuant to this Exchange Offer must properly tender such holder's Original Shares for Exchange Shares prior to 4:59 p.m. New York City time (11:59 p.m. Central European Time) on the Expiration Date, as defined below.

The Exchange Offer is not being made to, nor will we accept surrenders of Original Shares for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction, nor to any person or entity to whom it is unlawful to make such offer.

Affiliates of ours (within the meaning of Rule 405 under the Securities Act), may not participate in the Exchange Offer.

Procedures for Tendering Original Shares
If you wish to tender your Original Shares for exchange in the Exchange Offer, you must send to the Company, on or before the Expiration Date, a properly completed and executed letter of transmittal, which has been provided to you with this prospectus and any other documentation requested by the letter of transmittal.

If you beneficially own Original Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares in the Exchange Offer, you should contact the registered holder promptly and instruct it to tender on your behalf accordingly.

Expiration Date
The Exchange Offer will remain open for at least 20 full business days and will expire at 4:59 p.m., New York City time (11:59 p.m. Central European Time), on            , 2018, unless extended by us at our sole discretion, or the Expiration Date.

Resales of Exchange Shares
We believe that the Exchange Shares may be offered for resale, resold or otherwise transferred by you (unless you are an "affiliate" of ours within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

	•	You acquire the Exchange Shares in the ordinary course of business; and

	•	You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Shares.

If any of the foregoing is not true and you transfer any Exchange Shares without delivering a prospectus meeting the requirements of the Securities Act and without an exemption for the transfer of your Exchange Shares from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability. If you are a broker-dealer and receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Shares.

Consequences of Failure to Exchange	If we complete the Exchange Offer and you do not participate in it, then:

• Your Original Shares will continue to be subject to the existing restrictions upon their transfer; and

• The liquidity of the market for your Original Shares could be adversely affected.

Withdrawal of Tenders
You may withdraw your tender of Original Shares at any time prior to the Expiration Date. To withdraw, you must submit a notice of withdrawal to the Exchange Offer before 4:59 p.m., New York City time (11:59 p.m. Central European Time) on the Expiration Date.

Conditions to Exchange Offer	The Exchange Offer is subject to certain customary conditions.

Tax Considerations
A shareholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

Until the shares become traded on an established securities market in the United States, any dividends paid by us will be treated as ordinary income to a U.S. shareholder, and may continue to be so treated even after we become publicly traded. On the disposition of our shares, a U.S. shareholder will recognize capital gain or loss, which will be treated as long-term capital gain or loss if the shares have been held for more than one year. Under certain circumstances, we may be treated as a "passive foreign investment company" for U.S. federal income tax purposes. If we were to be so treated, dividends paid by us will be treated as ordinary income to a U.S. shareholder. In addition, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences with respect to certain distributions received from us and gain on the sale of our shares, although a U.S. shareholder may be able to make certain tax elections to ameliorate these adverse consequences. See "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Shares in this Exchange Offer. See "Use of Proceeds."

Exchange Agent	The Company will distribute and collect the required documents from our shareholders to tender Original Shares in the Exchange Offer. American Stock Transfer and Trust Company, LLC, or AST, is expected to be appointed as our transfer agent who will act as agent for purposes of exchanging Original Shares for Exchange Shares. Deliveries should be addressed to the Company at the address on the back cover of this prospectus.

Exchange Shares
The Exchange Shares are identical to the Original Shares except that the Exchange Shares have been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, will not bear legends restricting their transfer. For more details, please read "The Exchange Offer."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements included in this prospectus which are not historical facts (including financial forecasts and any other statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	the strength of world economies;
•	fluctuations in interest rates;
•	general drybulk shipping market trends, including fluctuations in charter hire rates and vessel values;
•	changes in demand in drybulk vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	vessel breakdowns and instances of off-hire; and
•	other important factors described in "Risk Factors" beginning on page 7.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section entitled "Risk Factors," beginning on page 7 of this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS
You should carefully consider the risks described below, as well as the other information included in this prospectus before deciding to participate in the Exchange Offer. We operate in an intensely competitive industry. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market, national and global economic conditions and the ownership of our common shares. The occurrence of any of the events described in this section could cause our results to differ materially from those contained in the forward-looking statements made in this report, and could significantly and negatively affect our business, financial condition or operating results, which may reduce our ability to pay dividends and lower the trading price of our common shares.
Risk Related To Our Industry
Charter hire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and our profitability.
The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The current downturn in the dry bulk charter market, from which we derive and plan to continue to derive our revenues, has severely affected the entire dry bulk shipping industry. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels have declined significantly from historically high levels. For example, in the past time charter and spot market rates for dry bulk vessels have declined below operating costs of vessels. The Baltic Dry Index, or BDI, an index published by the Baltic Exchange Limited of shipping rates for 20 key dry bulk routes, fell 97% from a peak of 11,793 in May 2008 to a low of 290 in February 2016. While the BDI was 974 as of April 10, 2018, there can be no assurance that the dry bulk charter market will recover and the market could continue to decline.
Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in charter rates are also unpredictable.
Furthermore, a significant decrease in charter rates would cause asset values to decline, and we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results. Because the market value of our Vessel may fluctuate significantly, we may also incur losses when we sell vessels, which may adversely affect our earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings.
Factors that influence demand for vessel capacity include:
•	supply of and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the location of regional and global exploration, production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the globalization of production and manufacturing;
•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;
•	developments in international trade;
•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;
•	environmental and other regulatory developments;
•	currency exchange rates; and
•	the weather.

Demand for our Vessel is dependent upon economic growth in the world's economies, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Given the large number of new dry bulk vessels currently on order with shipyards, the capacity of the global dry bulk vessels fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. As such, adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
Factors that influence the supply of vessel capacity include:
•	number of newbuilding orders and deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port and canal congestion;
•	scrapping of older vessels;
•	speed of vessel operation;
•	vessel casualties; and
•	number of vessels that are out of service or laid up.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
In the current global economy, operating businesses are faced with tightening credit, weak demand for goods and services, and weak international liquidity conditions. There has similarly been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline. In particular, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for dry bulk vessels, creating downward pressure on charter rates and vessel values. Any further weakening in global economic conditions may have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.
The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The over-supply of dry bulk vessel capacity may continue to prolong or further depress the current low charter rates, which has and may continue to limit our ability to operate our dry bulk vessels profitably.
The supply of dry bulk vessels has outpaced vessel demand growth over the past few years, thereby causing downward pressure on charter rates. As of March 30, 2018, the newbuilding orderbook stands at approximately 9-10% of the existing fleet capacity. Until the new supply of vessels is fully absorbed by the market, charter rates may continue to be under pressure in the near to medium term.
Our Vessel has operated under time charters but may be placed on spot charter in the future and any decrease in spot charter rates may adversely affect our earnings.
Our Vessel has operated under time charters but may be placed on the spot market in the future, exposing us to fluctuations in spot market charter rates.  Further, we may employ any additional vessels that we acquire in the spot market.
Although the number of vessels in our fleet that may participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot market and only our vessels that may operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the dry bulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for dry bulk capacity. The weak global economic trends may further reduce demand for transportation of dry bulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our Vessel in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our Vessel trading in the spot market profitably, or meet our obligations. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
Risks involved with operating ocean-going vessels could affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	a marine disaster;
•	terrorism;
•	environmental accidents;
•	cargo and property losses and damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.
Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our Vessel in an oil spill or other environmental disaster may harm our reputation as a safe and reliable dry bulk operator.
World events could affect our operations and financial results.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We face risks attendant to changes in economic and regulatory conditions around the world.
We face risks attendant to changes in economic environments, changes in interest rates, instability in the banking and securities markets and trade regulation around the world, among other factors. Major market disruptions and adverse changes in market conditions and regulatory climate in China, the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under any future financial arrangements.
For example, the economic slowdown in the Asia-Pacific region, especially in China, could negatively affect global economic markets and the market for dry bulk shipping. Chinese dry bulk imports have accounted for the majority of global dry bulk transportation growth annually over the last decade, with recent demand growth driven by stronger iron ore and coal imports into China. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China's GDP for the year ended December 31, 2016, was 6.7%, down from a growth rate of 6.9% for the year ended December 31, 2015, and remaining well below pre-2008 levels. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Our financial condition and results of operations, as well as our future prospects, would likely be hindered by a continuing or worsening economic downturn in any of these countries or geographic regions.
The United States, the European Union and other parts of the world have likewise experienced relatively slow growth and weak economic trends since 2008. Over the past several years, the credit markets in the United States and Europe have remained contracted, deleveraged and less liquid, and the U.S. federal and state governments and European authorities have implemented governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. While credit conditions are beginning to stabilize, global financial markets have been, and continue to be, disrupted and volatile. Specifically, concerns persist regarding the debt burden of certain European countries and their ability to meet future financial obligations. Potential adverse developments in the outlook for European countries, or market perceptions concerning these and related issues, could reduce the overall demand for dry bulk cargoes and for our service, which could negatively affect our financial position, results of operations and cash flow.
Further, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States have indicated the United States may seek to implement more protective trade measures. The new U.S. president was elected on a platform promoting trade protectionism. The results of the presidential election have thus created significant uncertainty about the future relationship between the United States and China and other exporting countries, including with respect to trade policies, treaties, government regulations and tariffs. On January 23, 2017, the U.S. President signed an executive order withdrawing the United States from the Trans-Pacific Partnership, a global trade agreement intended to include the United States, Canada, Mexico, Peru and a number of Asian countries. Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.
While global economic conditions have generally improved, renewed adverse and developing economic and governmental factors, together with the concurrent volatility in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition and cash flows and could cause the price of our common shares to decline. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for our services and could also adversely affect our ability to obtain financing on acceptable terms or at all.
Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a "planned economy." Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a "market economy" and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. In addition, economic reforms may include reforms to the banking and credit sector and may produce a shift away from the export-driven growth model that has characterized the Chinese economy over the past few decades. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies. The level of imports to and exports from China may also be adversely affected by changes in political, economic and social conditions (including a slowing of economic growth) or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, internal political instability, changes in currency policies, changes in trade policies and territorial or trade disputes. A decrease in the level of imports to and exports from China could adversely affect our business, operating results and financial condition.

We may not be able to obtain financing on acceptable terms, which may negatively impact our planned growth.
As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the ability to obtain money from the credit markets has become more difficult as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Sea piracy incidents continue to occur, increasingly in the Sulu Sea and the Gulf of Guinea, with dry bulk vessels and tankers particularly vulnerable to such attacks. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping. The perception that our Vessel is a potential piracy or terrorist target could have a material adverse impact on our business, financial condition and results of operations.
Further, if these piracy attacks occur in regions in which our Vessel is deployed that insurers characterize as "war risk" zones or by the Joint War Committee as "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain, if available at all. In addition, crew costs, including costs that may be incurred to the extent we employ on-board security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our Vessel, or an increase in cost, or unavailability of insurance for our Vessel, could have a material adverse impact on our business, results of operations, cash flows, financial condition and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
Our Vessel may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.
From time to time on charterers' instructions, our Vessel may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Iran, Sudan and Syria. From February 21, 2017 to the date of this prospectus, our Vessel had no port calls in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism.  The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies, such as ours, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, on May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions.
Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran's petroleum or petrochemical sector. On July 14, 2015, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) and the E.U. announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran's Nuclear Program, or the JCPOA, which is intended to significantly restrict Iran's ability to develop and produce nuclear weapons for ten years while simultaneously easing sanctions directed toward non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and does not involve U.S. persons. On January 16, 2016, or Implementation Day, the United States joined the E.U. and the United Nations in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency, or IAEA that Iran had satisfied its respective obligations under the JCPOA.

U.S. sanctions prohibiting certain conduct that is now permitted under the JCPOA have not actually been repealed or permanently terminated at this time. Rather, the U.S. government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from OFAC's sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently "lifted" until the earlier of "Transition Day," set to occur on October 20, 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.
Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our Vessel, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.
The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.
A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Most vessels are also required to be drydocked, or inspected by divers, every two to three years for inspection of its underwater parts.
Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our Vessel operates or is registered, which can significantly affect the ownership and operation of our Vessel. These regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act and the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and treaties and conventions of the IMO, including the International Convention for the Prevention of Pollution from Ships of 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, SOLAS and the International Convention on Load Lines of 1966. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or implementation of operational changes and may affect the resale value or useful life of our Vessel. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact thereof on the resale prices or useful life of our Vessel. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Furthermore, the 2010 explosion of the Deepwater Horizon well and the subsequent release of oil into the Gulf of Mexico, or other similar events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages.
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to our operations, and satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we will, when available, arrange insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.
We are subject to international safety standards and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our Vessel is affected by the requirements set forth in the International Safety Management Code, or the ISM Code, promulgated by the IMO under SOLAS. The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies. In addition, vessel classification societies impose significant safety and other requirements on our Vessel.
The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Our Vessel and each of the vessels that we will acquire will be ISM Code-certified when delivered to us. However, if we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends, if any, in the future. If our Vessel is denied access to, or detained in, certain ports as a result of non-compliance with the ISM Code, our revenues may be adversely impacted.
Maritime claimants could arrest our Vessel, which could interrupt our cash flow.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of our Vessel could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, such as South Africa, a claimant may arrest the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we will then own.
Governments could requisition our Vessel during a period of war or emergency resulting in a loss of earnings.
A government of a vessel's registry could requisition for title or seize a vessel. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of our Vessel could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our Vessel, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Our business has inherent operational risks, which may not be adequately covered by insurance.
Our Vessel and its cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our Vessel. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.
In the event of a casualty to our Vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We procure insurance for our Vessel employed under time charters against those risks that we believe the shipping industry commonly insures against. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks and crew insurance, and war risk insurance. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per occurrence.
We maintain hull and machinery insurance, protection and indemnity insurance for our Vessel, which provides environmental damage and pollution insurance coverage and war risk insurance. We do not maintain, for our Vessel, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future, and we may not be able to obtain certain insurance coverages. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay.
We cannot assure you that we will be adequately insured against all risks or that we will be able to obtain adequate insurance coverage at reasonable rates for our Vessel in the future. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition.
Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, charter terminations and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.
Risk Related To Our Company
We are a recently formed company with a limited history of operations.
We are a recently formed company and have a limited performance record, operating history and historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy. We cannot assure you that we will be successful in implementing our business strategy. We have only one vessel with a relatively short operating history, and as such, we will face certain operational challenges not faced by companies with a longer operating history and more vessels.

We may not be able to re-charter or obtain new and favorable charters for our Vessel, which could adversely affect our revenues and profitability.
Our Vessel is employed on a time charter which will expire upon redelivery of the Vessel, which is currently expected in May 2018, with the option to extend the charter for up to two additional months.  Our ability to renew charters or obtain new charters will depend on the prevailing market conditions at the time. Additionally, we expect to continue to employ our Vessel in the spot charter market, exposing us to fluctuations in the spot charter rates. The spot charter market may fluctuate significantly based upon drybulk vessel supply and demand. The successful operation of our Vessel in the competitive spot charter market depends on, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters. If future spot charter rates decline, we may be unable to operate our Vessel trading in the spot market profitably.
If we are not able to obtain new charters, either on time charter or in the spot market, in direct continuation with our existing charter or if new charters are entered into at rates substantially below the existing rates or on terms otherwise less favorable compared to existing charter terms, our revenues and profitability could be adversely affected and we may have difficulty meeting our obligations or paying dividends in the future.
We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and may enter into in the future, various contracts, including charter agreements, shipbuilding contracts and credit facilities. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The failure of our charterers to meet their obligations under our charter agreement, on which we depend for our revenues, could cause us to suffer losses or otherwise adversely affect our business.
We expect to employ our Vessel under short-term, medium or long-term charter agreements as well as in the spot market. The ability and willingness of each of our counterparties to perform their obligations under a time charter, spot charter or other agreement with us, will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore supply industry and the overall financial condition of the counterparties. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future.
We cannot assure you that our Board will declare dividends.
Our Board will continue to assess our dividend policy and may in the future determine to pay dividends. The declaration and payment of dividends, if any, will always be subject to the discretion of our Board, restrictions contained in debt agreements that we may enter into in the future and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, the terms of our outstanding indebtedness and the ability of our subsidiaries to distribute funds to us. The offshore supply industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends. It may take substantial time following the closing of this offering before it would be possible for us to pay any dividends. Accordingly, it may take substantial time following the closing of this offering before it would be possible for us to pay any dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. Our growth strategy contemplates that we will finance our acquisitions of additional vessels through debt financings or the net proceeds of future equity issuances on terms acceptable to us. If financing is not available to us on acceptable terms or at all, our Board may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends.
The Republic of Marshall Islands laws generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that dividends will be paid at all.
We may have difficulty managing our planned growth properly.
We are a newly incorporated company formed for the purpose of acquiring, owning, chartering and operating drybulk vessels. One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. As our business grows, we intend to acquire additional drybulk vessels and expand our activities. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
•	identify suitable drybulk vessels, including newbuilding slots at reputable shipyards and/or shipping companies for acquisitions at attractive prices;
•	obtain required financing for our existing and new operations;
•
integrate any acquired drybulk vessels, assets or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;
•	enhance our customer base; and
•	improve our operating, financial and accounting systems and controls.
Our failure to effectively identify, acquire, develop and integrate any vessels could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and the management and staff of our commercial and technical managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.
Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, if we further expand our fleet, we will need to recruit suitable additional seafarers and shore-side administrative and management personnel. We cannot guarantee that we will be able to hire suitable employees as we expand our fleet. If we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.
We may generate our revenues and incur some of our operating expenses and general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our revenues and vessel operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability. Our operating results could suffer as a result.
We operate a secondhand vessel, and we are exposed to increased operating costs which could adversely affect our earnings and, as our Vessel ages, the risks associated with our Vessel could adversely affect our ability to obtain profitable charters.
While we have inspected our Vessel, this does not provide us with the same knowledge about its condition that we would have had if the vessel had been built for and operated exclusively by us. Generally, purchasers of secondhand vessels do not receive the benefit of warranties from the builders for the secondhand vessels that they acquire.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to our Vessel and may restrict the type of activities in which the vessel may engage. As our Vessel ages, market conditions may not justify those expenditures or enable us to operate our Vessel profitably during the remainder of its useful life.
The aging of our Vessel may result in increased operating costs in the future, which could adversely affect our earnings.
Our Vessel was built in 2004 and is currently 14 years old.  In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our Vessel ages typically it will become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment, to our Vessel and may restrict the type of activities in which our Vessel may engage. We cannot assure you that, as our Vessel ages, market conditions will justify those expenditures or enable us to operate our Vessel profitably during the remainder of its useful life.
Technological innovation could reduce our charter hire income and the value of our Vessel.
The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, operate in extreme climates, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new drybulk vessels are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our business, results of operations, cash flows and financial condition could be adversely affected.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.
We conduct our operations through a subsidiary which can trade worldwide. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, or the taxable presence of our operating subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country our effective tax rate on our worldwide earnings could increase substantially and our earnings and cash flows from these operations could be materially adversely affected.
Our subsidiary may be subject to taxation in the jurisdictions in which its activities are conducted. The amount of any such taxation may be material and would reduce the amounts available for distribution to shareholders.
Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of the common shares arising in an investor's particular situation under U.S. federal, state, local or foreign law.
We are dependent on our management and their ability to hire and retain key personnel, in particular our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis.
Our success will depend upon our and our management's ability to hire and retain key members of our management team, including Petros Panagiotidis. The loss of Mr. Panagiotidis could adversely affect our business prospects and financial condition.
Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain "key man" life insurance on any of our officers.
Risks Relating To Our Common Shares
We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate and case law.
We are organized in the Republic of the Marshall Islands, which does not have a well-developed body of corporate or case law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can't predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.
We are incorporated in the Marshall Islands and all of our officers and directors are non-U.S. residents. It may be difficult to serve legal process or enforce judgments against us, our directors or our management.
We are incorporated under the laws of the Republic of the Marshall Islands, and substantially all of our assets are located outside of the United States. Our principal executive office is located in Cyprus. In addition, all of our directors and officers are non-residents of the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so. See "Enforcement of Civil Liabilities and Indemnification for Securities Act Liabilities."

An active and liquid market for our common shares may not develop or be sustained.
Currently, there is no established trading market for our common shares. We will apply to list our common shares on the over-the-counter market. There is no guarantee that an active trading market will develop. Shareholders therefore have limited access to information about prior market history on which to base their investment decision. If an active trading market for our common shares does not develop, the price of our common shares may be more volatile and it may be more difficult and time consuming to complete a transaction in common shares, which could have an adverse effect on the price of the common shares.
Even if an active trading market for our common shares develops, the market value for our common shares may be highly volatile and could be subject to wide fluctuations after our planned Exchange Offer, and we cannot predict the price at which our common shares will trade.
Our listing differs from an underwritten initial public offering.
This is not an underwritten initial public offering of our common shares. The proposed listing of our common shares differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
•
There are no underwriters. Consequently, prior to the opening of trading on over-the-counter market, there will be no book building process and no price at which underwriters initially sold common shares to the public to help inform efficient price discovery with respect to the opening trades on over-the-counter market. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common shares on over-the-counter market will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold common shares to the public. Moreover, there will be no underwriters assuming risk in connection with the initial sale of our common shares. Additionally, because there are no underwriters, there is no underwriters' option to purchase additional common shares to help stabilize, maintain, or affect the public price of our common shares on over-the-counter market immediately after the listing. In an underwritten initial public offering, the underwriters may engage in "covered" short sales in an amount of common shares representing the underwriters' option to purchase additional common shares. To close a covered short position, the underwriters purchase common shares in the open market or exercise the underwriters' option to purchase additional common shares. In determining the source of common shares to close the covered short position, the underwriters typically consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the underwriters' option to purchase additional common shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of common shares. Given that there will be no underwriters' option to purchase additional common shares or otherwise underwriters in engaging in stabilizing transactions, there could be greater volatility in the public price of our common shares during the period immediately following the commencement of trading of our common shares.

•
There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any shareholders will sell any or all of their common shares and there may initially be a lack of supply of, or demand for, common shares on over-the-counter market. Alternatively, we may have a large number of shareholders who choose to sell their common shares in the near-term resulting in oversupply of our common shares, which could adversely impact the public price of our common shares once listed on the over-the-counter market.

•
None of our shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer's officers, directors, and most of its other shareholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders, including our directors and officers who own our common shares and other significant shareholders, may sell any or all of their common shares immediately upon the commencement of trading of our common shares and at any other time (subject to any restrictions under applicable law). If such sales were to occur in a significant amount, they may result in an oversupply of our common shares in the market, which could adversely impact the public price of our common shares.

•
We will not conduct a traditional "roadshow" with underwriters prior to the opening of trading on over-the-counter market.  As a result, there may not be efficient price discovery with respect to our common shares or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common shares.

Such differences from an underwritten initial public offering could result in a volatile market price for our common shares and uncertain trading volume.

The public price of our common shares, upon listing on over-the-counter market, may have little or no relationship to the historical sales prices of our common shares in private transactions.
Prior to listing on over-the-counter market, there has been no public market for our common shares. In the section titled "Recent Developments," we have provided the historical sales prices of our common shares in private transactions. However, this information may have little or no relation to broader market demand for our common shares or the initial public price of our common shares on the over-the-counter market once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public prices and subsequent public prices of our common shares on over-the-counter market.
An active, liquid, and orderly market for our common shares may not develop or be sustained. You may be unable to sell your common shares at or above the price you bought them for.
We currently expect our common shares to be listed and traded on over-the-counter market. Prior to listing on over-the-counter market, there has been no public market for our common shares. Moreover, consistent with the federal securities laws in connection with our direct listing, we have not consulted with shareholders regarding their desire to sell common shares in a public market or discussed with potential investors their intentions to buy our common shares in the open market. While all of the Exchange common shares may be sold after our initial listing on over-the-counter market pursuant to this prospectus and as described under the section entitled "The Exchange Offer", unlike an initial public offering, there can be no assurance that any shareholders will sell any or all of their common shares and there may initially be a lack of supply of, or demand for, common shares on over-the-counter market.  In the case of a lack of demand for our common shares, the trading price of our common shares could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our common shares may not initially develop or be sustained, which could significantly depress the public price of our common shares and/or result in significant volatility.

We are planning to list our common shares on the over-the-counter market, which may make trading of our common shares volatile and sporadic, which could make it difficult for our shareholders to resell their shares.

We are planning to list our common shares on the over-the-counter market. Bid and ask quotations and trades of our common shares made by certain brokerage firms are reported through the OTC Link® Alternative Trading System (ATS) maintained by a subsidiary of the OTC Markets Group, Inc.  Stocks quoted solely on the over-the-counter market tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. Trading in stock quoted on the over-the-counter market is often thin, volatile, and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the issuer's operations, results or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common shares that is unrelated to operating performance. Moreover, the over-the-counter market is not a stock exchange, and trading of securities quoted on the over-the-counter market is often more volatile than the trading of securities listed on a stock exchange like NASDAQ or NYSE:MKT.

Future sales of our common shares could cause the market price of our common shares to decline.
The market price for our common shares could decline as a result of sales by existing shareholders of large numbers of our common shares after the Exchange Offer, or as a result of the perception that such sales may occur. Sales of our common shares by these shareholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate. After the Exchange Offer, approximately 1,275,906 shares will be freely tradable unless purchased by persons deemed our "affiliates," as the term is defined in Rule 144 under the Securities Act, and 1,124,094 will not be freely tradable shares and may only be sold under a registration under the Securities Act, compliance with the requirements of Rule 144 or the availability of an exemption from the registration requirements of the Securities Act.
We may issue additional common shares or other equity securities without your approval, which could dilute your ownership interests and depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, or an equity incentive plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
Anti-takeover provisions in our organizational documents and in our stockholder rights plan could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board, which could adversely affect the market price of our common shares.
Several provisions of our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:
•	authorizing our Board to issue "blank check" preferred stock without stockholder approval;
•	providing for a classified Board with staggered, three year terms;
•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at stockholder meetings;
•	prohibiting cumulative voting in the election of directors;
•	limiting the persons who may call special meetings of shareholders; and
•	establishing supermajority voting provisions with respect to amendments to certain provisions of our articles of incorporation and bylaws.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Our Chairman, Chief Executive Officer and Chief Financial Officer, who may be deemed to beneficially own, directly or indirectly, 100% of our Series B Preferred Stock, has control over us.
Our Chairman, Chief Executive Officer and Chief Financial Officer, Mr. Petros Panagiotidis, may be deemed to beneficially own, directly or indirectly, all of the 12,000 outstanding shares of our Series B Preferred Stock.  The shares of Series B Preferred Stock each carry 100,000 votes.  By its ownership of 100% of our Series B Preferred Stock, Mr. Panagiotidis has control over our actions. The interests of Mr. Panagiotidis may be different from your interests.
We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.
We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described under "Prospectus Summary—Implications of Being an Emerging Growth Company." We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.
For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
Our costs of operating as a public company will be significant, and our management will be required to devote substantial time to complying with public company regulations.
Upon completion of our Exchange Offer, we will be a public company, and as such, we will have significant legal, accounting and other expenses in addition to our initial registration and listing expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and the over-the-counter market, have imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.
Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley, subject to the reduced disclosure requirements for emerging growth companies set forth above. Our compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.
U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income," whereas rental income would generally constitute "passive income" to the extent not attributable to the active conduct of a trade or business. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We do not believe that we will be treated as a PFIC for any taxable year. However, our status as a PFIC is determined on an annual basis and will depend upon the operations of our Vessel and our other activities during each taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our spot chartering and time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our spot chartering and time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.
There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any taxable year we become unable to acquire vessels in a timely fashion or if there were to be changes in the nature and extent of our operations.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those shareholders made an election available under the Internal Revenue Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences"), such shareholders would be liable to pay U.S. federal income tax upon excess distributions and upon any gain from the disposition of our common shares at the then prevailing income tax rates applicable to ordinary income plus interest as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares. Please see the section of this prospectus entitled "Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Status and Significant Tax Consequences" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.
Our Series A Preferred Shares rank prior to our common shares with respect to dividends, distributions and payments upon liquidation, which could have an adverse effect on the value of our common shares.
The rights of the holders of our Series A Preferred Shares rank senior to the obligations to holders of our common shares. Upon our liquidation, the holders of Series A Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share, plus all accrued but unpaid dividends, prior and in preference to any distribution to the holders of any other class of our equity securities, including our common shares. The existence of the Series A Preferred Shares could have an adverse effect on the value of our common shares.
Risks Relating to Our Series A Preferred Shares
We may not have sufficient cash from our operations to enable us to pay dividends on our Series A Preferred Shares following the payment of expenses and the establishment of any reserves, which could have an adverse effect on the value of our common shares.
We pay semi-annual dividends on our Series A Preferred Shares only from funds legally available for such purpose when, as and if declared by our Board. We may not have sufficient cash available to pay our dividends semi-annually. The amount of dividends we can pay on our Series A Preferred Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate.
The amount of cash we have available for dividends on our Series A Preferred Shares will not depend solely on our profitability. The actual amount of cash we have available to pay dividends on our Series A Preferred Shares depends on many factors, including the following:
•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;
•
restrictions under any future credit facilities or any future debt securities on our ability to pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default, or under certain facilities if it would result in the breach of certain financial covenants;

•	the amount of any cash reserves established by our Board; and
•
restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which is affected by noncash items, and our Board in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income. The Board's decision to pay dividends on our Series A Preferred Shares could have an adverse effect on the value of our common shares.

Our ability to pay dividends is limited by the requirements of Marshall Islands law.
Marshall Islands law provides that we may pay dividends only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

The dividend rights of our Series A Preferred Shares to receive semi-annual dividends prior to the distribution of any dividends to our common shares may make it difficult to then pay dividends on our common shares and could have an adverse effect on the value of our common shares.

USE OF PROCEEDS
We will not receive any proceeds from the Exchange Offer. In exchange for issuing Exchange Shares as contemplated in this prospectus, we will receive Original Shares which are identical to the Exchange Shares except that the Exchange Shares are registered under the Securities Act, and, therefore, will not bear legends restricting their transfer. The Original Shares surrendered in exchange for Exchange Shares will be cancelled.

CAPITALIZATION
The following table sets forth our consolidated capitalization at September 30, 2017:

•	on an actual basis;

•
on an adjusted basis to give effect to the offer to exchange 1,275,906 registered common shares, par value $0.001 per share for 1,275,906 outstanding unregistered common shares, par value $0.001 per share. We will not receive any cash proceeds from the issuance of the Exchange Shares in this Exchange Offer. See "Use of Proceeds".

There have been no significant changes to our capitalization since September 30, 2017, as so adjusted.

	As of September 30, 2017
	Actual	As adjusted
	(in U.S. dollars)

SHAREHOLDERS' EQUITY:
Preferred Shares, $0.001 par value: 50,000,000 shares authorized, 480,000 9.75% Series A cumulative redeemable perpetual preferred shares and 12,000 Series B preferred shares issued and outstanding (actual and as adjusted)	492	492
Common Shares, $0.001 par value; 1,950,000,000 shares authorized; 2,400,000 issued and outstanding (actual and as adjusted)	2,400	2,400
Additional paid-in capital	7,612,108	7,612,108
Retained Earnings	878,644	878,644
Total shareholders' equity	8,493,644	8,493,644
Total capitalization	$8,493,644	$8,493,644

DIVIDEND POLICY
Under our Bylaws, our Board may declare and pay dividends in cash, stock or other property of the Company. Any dividends declared will be in the sole discretion of the Board and will depend upon earnings, restrictions in any of our agreements, market prospects, current capital expenditure programs and investment opportunities, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors.
Until the shares become traded on an established securities market in the United States, any dividends paid by us will be treated as ordinary income to a U.S. shareholder, and may continue to be so treated even after we become publicly traded. Please see the section of this prospectus entitled "Taxation—U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions" for additional information relating to the U.S. federal income tax treatment of our dividend payments, if any are declared in the future.
In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of unanticipated off-hire days or loss of a vessel, or increased cash needs that could reduce or eliminate the amount of cash that we have available for distribution as dividends. The drybulk charter market is cyclical and volatile. We cannot predict with accuracy the amount of cash flows our operations will generate in any given period. Factors beyond our control may affect the charter market for our Vessel and our charterer's ability to satisfy their contractual obligations to us, and we cannot assure you that dividends will actually be declared or paid in the future. We are a recently formed company and have a limited performance record and operating history. Accordingly, we cannot assure you that we will be able to pay dividends at all, and our ability to pay dividends will be subject to the limitations set forth above and in the section of this prospectus titled "Risk Factors."
Dividends on our Series A Preferred Shares accrue and are cumulative from the date the Series A Preferred Shares were originally issued on September 22, 2017 and are payable on each June 15 and December 15, when, as and if declared by our Board or any authorized committee thereof out of legally available funds for such purpose. The dividend rate for our Series A Preferred Shares is 9.75% per annum per share and is not subject to adjustment. At any time on or after March 22, 2018, we may redeem, in whole or from time to time in part, the Series A Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.
Marshall Islands law provides that we may pay dividends on and redeem any shares of capital stock, including the Series A Preferred Shares, only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem any shares of capital stock, including the Series A Preferred Shares, if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

SELECTED FINANCIAL DATA
The following table presents for the period and as of the date indicated, our selected historical financial data.
The selected historical financial data are derived from our audited consolidated financial statements as of September 30, 2017, and for the period from December 13, 2016 to September 30, 2017 and the notes thereto, which are included elsewhere in this prospectus.
The following table should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus. This table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.
For the period from December 13, 2016 to September 30, 2017
(In U.S. dollars, except for share data)
STATEMENT OF INCOME DATA:
Revenues	2,018,061
Voyage expenses	(80,853)
Vessel operating expenses	(1,194,995)
Management fees to a related party	(55,500)
Depreciation	(182,346)
General and administrative expenses	(94,440)
Operating income	409,927
Bank charges	(532)
Gain on derivative financial instruments	475,530
Foreign exchange losses	(7,021)
Other, net	740
Net income	878,644
Earnings per common share, basic and diluted	0.35
Weighted average number of common shares, basic and diluted	2,400,000

As of September 30, 2017
(In U.S. dollars)
BALANCE SHEET DATA:
Cash and cash equivalents	836,468
Total current assets, including cash and cash equivalents	1,350,983
Vessel, net	7,366,935
Total assets	8,717,918
Total current liabilities	224,274
Total shareholders' equity	8,493,644

CASH FLOW DATA:
Net cash provided by operating activities	770,749
Net cash used in investing activities	(7,549,281)
Net cash provided by financing activities	7,615,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read "Risk Factors" and "Forward-Looking Statements." In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.
Introduction
We were incorporated on September 11, 2017. On September 22, 2017, we entered into an exchange agreement ("Exchange Agreement"), with Spetses Shipping Co. ("Spetses"). Spetses was founded on December 13, 2016 and is the owner of vessel Magic P. Under the terms of the Exchange Agreement, Thalassa Investment Co. S.A. or "Thalassa", a company wholly owned and controlled by Petros Panagiotidis, our Chairman, Chief Executive Officer and Chief Financial Officer, and our founding shareholders, received 2,400,000 of our common shares proportionally to the then shareholders of Spetses, 480,000 of our Series A Preferred Shares to the then shareholders of Spetses excluding Thalassa and 12,000 of our Series B Preferred Shares to Thalassa, the then controlling shareholder of Spetses, in exchange for all of the issued and outstanding common shares of Spetses. Thus, Spetses became our subsidiary and Magic P became our vessel. See also section "Certain Relationships and Related Party Transactions".
Our fiscal year-end is September 30, and the period from December 13, 2016 to September 30, 2017 is the first period of our operations.
This Management's discussion and analysis provides a review of our performance since the date we began our operations and as we began our business in December 2016, there are no comparatives for the preceding year.
This discussion also provides an indication of future developments along with issues and risks that can be expected to impact future operations. This discussion should be read in conjunction with the audited consolidated financial statements for the period from December 13, 2016 to September 30, 2017 and the related notes thereto, included elsewhere in this Prospectus. All dollar amounts referred to in this discussion and analysis are expressed in United States dollars except where indicated otherwise.
Overview
We are a provider of worldwide seaborne transportation services for drybulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks." Our vessel is managed by Pavimar, under the supervision of our executive officer and our board of directors. Pavimar is controlled by the sister of our Chairman, Chief Executive Officer and Chief Financial Officer. See also section "Certain Relationships and Related Party Transactions" for more information.
Currently, we own the Magic P, a Panamax vessel with a carrying capacity of 76,453 dwt.
We have deployed our Vessel on period time charters and plan to deploy our Vessel on a mix of period time charters and spot charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.
In the period from December 13, 2016 to September 30, 2017, we generated voyage revenues of $2,018,061. Our revenues were positively impacted by the continuing trend of low growth in capacity on the supply side and increased ship-chartering activity on the demand side.
In the period from December 13, 2016 to September 30, 2017, we generated a net income of $878,644, primarily due to the revenues we generated by the employment of our vessel under time charters that we entered following the delivery of our vessel in February 2017. In the same period, we generated $770,749 of cash from operating activities and invested $7,549,281 of cash in the acquisition of our vessel, which we funded from the contributions we received from our shareholders of $7,615,000.

A. Operating Results
Principal factors impacting our results of operations and financial condition and key performance indicators
Our results of operations are affected by various factors. The principal factors that have impacted the business during the period presented in the following discussion and analysis and that are likely to continue to impact our business are the following:
•	the cyclical nature of the industry and its impact on charter rates and vessel values;
•	employment and operation of our vessel; and
•	management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessel.

Because many of these factors are beyond our control and certain of these factors have historically been volatile, past performance is not necessarily indicative of future performance and it is difficult to predict future performance with any degree of certainty.
Cyclical nature of the industry
One of the factors that impact our profitability is the freight and hire rates that we are able to charge. The drybulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The drybulk industry has often been characterized by periods of imbalances between supply and demand, causing charter hire rates to be volatile. The degree of charter hire rate volatility among different types of drybulk vessels has varied widely, and charter hire rates for drybulk vessels have also varied significantly in recent years. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by sea internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.
Our vessel deployment strategy seeks to maximize charter revenue throughout industry cycles while maintaining cash flow stability. Our gross revenues for the period from December 13, 2016 to September 30, 2017 consisted primarily of hire earned under time charter contracts, where charterers pay a fixed daily hire. In the future, our revenues may also consist of amounts earned under voyage charter contracts, where charterers pay a fixed amount per ton of cargo carried. Our future gross revenues may be affected by the mix of voyage and time charters, since revenues from voyage charters are generally higher than equivalent time charter hire revenues, as they are of a shorter duration and cover all costs relating to a given voyage, including port expenses, canal dues and fuel (bunker) costs. Accordingly, year-to-year comparisons of gross revenues are not necessarily indicative of vessel performance. We believe that the time charter equivalent per vessel, or TCE, which is defined below, is a better measure of vessel performance to compare period-to-period changes as it measures a shipping company's performance despite period-to-period changes in the mix of charter types (i.e., spot voyage charters, period time charters and bareboat charters) under which a shipping company's vessels may be employed between periods.
In 2017, charter hire rates improved from the low levels of recent years due to demand continuing to catch up with supply. In 2016, the BDI averaged 961 points while in 2017 it averaged 1,356 points (as of September 30 2017), resulting in moderate increase from the 2016 levels. Following the increased flow of newbuilding vessels that entered the market in the boom years, the oversupply of capacity had a negative impact on the market as demand for dry-bulk commodities transfer was not able to absorb the flow of the vessels entering the market. As the flow of newbuilding vessels is constantly being driven down and scrapping of vessels having reached record levels, the increase in deadweight carrying capacity for 2017 is expected to increase by approximately 4.9%, which is significantly lower from the double digit increases in the boom years while increase in demand of commodities is expected to increase by approximately 4.3%. The volatility in charter rates in the drybulk market affects the value of drybulk vessels, which follows the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows and liquidity.
See section "Business - Our Vessel" for details of our vessel's charter arrangements.
Employment and operation of our vessel
A factor that impacts our profitability is the employment and operation of our vessel which mainly requires; her regular maintenance and repair; effective crew selection and training; ongoing supply of our vessel with the spares and the stores that she requires; contingency response planning; auditing of our vessel's onboard safety procedures; arrangements for our vessel's insurance; chartering of the vessel; training of onboard and on shore personnel with respect to the vessel's security and security response plans (ISPS); obtaining of ISM certification and performing the necessary audit for the vessel within the six months of taking over a vessel; and the ongoing performance monitoring of the vessel.

Financial, general and administrative management
The financial, general and administrative management of our business and ownership of our vessel, requires us to: manage our financial resources, including banking relationships, i.e., administration of bank accounts; manage our accounting system and records and financial reporting; monitor and ensure compliance with the legal and regulatory requirements affecting our business and assets; and manage our relationships with our service providers and customers.
The following table presents the key performance indicators that management uses to assess our financial condition and results of operations:
For the period from December 13, 2016 to September 30, 2017
(In U.S. dollars, except for days and utilization)
Operational Metrics
Available days (1)	216
Calendar days (2)	222
Vessel utilization (3)	97.30%
Daily time charter equivalent (or TCE) (4)	8,969
Daily vessel operating expenses (5)	5,383
Daily management fees (6)	250
Daily general and administrative expenses (7)	425

(1) Available days are the total calendar days we possessed our vessel during the relevant period after subtracting off hire days associated with major repairs, drydockings or special or intermediate surveys.

(2) Calendar days are the total days we possessed our vessel during the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(3) Vessel utilization is the percentage of time that our vessel was available for revenue generating available days, and is determined by dividing Available days by Calendar days for the relevant period.

(4) TCE is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating the TCE rate is consistent with industry standards and is determined by dividing revenues (net of voyage expenses) by Available days for the relevant time period. The TCE rate is not a measure of financial performance under U.S. GAAP, (a non-GAAP measure), and may not be comparable to similarly titled measures of other companies. However, TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot voyage charters, period time charters and bareboat charters) under which a shipping company's vessels may be employed between periods. The following table reflects the calculation of our TCE rate for the period presented:

For the period from December 13, 2016 to September 30, 2017
(In U.S. dollars, except for available days)
Revenues (net of address commissions)	2,018,061
Voyage expenses	(80,853)
Time charter equivalent revenues	1,937,208
Available days	216
Time charter equivalent rate	8,969

(5)  Daily vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs are calculated by dividing vessel operating expenses by Calendar days for the relevant time period.

(6)  Daily management fees, are calculated by dividing management fees by Calendar days for the relevant time period.

(7) Daily general and administrative expenses are calculated by dividing general and administrative expenses by Calendar days for the relevant time period.

In addition to the above principal factors and key performance indicators, the following measures should be considered when analyzing trends in our results of operations:
•	Voyage expenses;
•	Vessel operating expenses;
•	General and administrative expenses; and
•	Depreciation.

Voyage Expenses
Voyage expenses consist of all costs relating to a specific voyage, including port expenses, canal dues, fuel costs, net of gains or losses from the sale of bunkers to charterers, and brokerage commissions. Under voyage charters, the owner of the vessel pays such expenses whereas, under time charters, the charterer pays such expenses excluding brokerage commissions. Therefore, voyage expenses can fluctuate significantly from period to period depending on the type of charter arrangement. Furthermore, voyage expenses may increase in the future as further vessels are added to our fleet.
Vessel Operating Expenses
Vessel operating expenses consist primarily of crewing, repairs and maintenance, lubricants, victualling, stores, spares and insurance expenses. The vessel owner is responsible for all vessel operating expenses under voyage charters and time charters. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance and crew wages, may also cause these expenses to increase. Furthermore, vessel operating expenses will increase in the future as further vessels are added to our fleet.
General and Administrative Expenses
Our general and administrative expenses include onshore vessel administrative related expenses such as legal and professional expenses and compensation and expenses relating to our executive officer. Our general and administrative expenses are expected to increase when we become public due to the incremental expenses that we will incur that are associated with being a public company.
Depreciation
Vessel acquisition cost and subsequent improvements are depreciated on a straight-line basis over the remaining useful life of the vessel, estimated to be 25 years from the date of construction. In computing vessel depreciation, the estimated salvage value ($370 per light weight ton) is also taken into consideration. We do not expect these assumptions to change in the near future. Our depreciation charges will continue to grow, to the extent our fleet expands.
Other General Economic Factors
Effect of exchange rate fluctuations
We generate all of our revenue in U.S. Dollars. The majority of our operating expenses and management expenses are in U.S. Dollars and we incurred approximately 23% of our operating expenses in currencies other than the U.S. Dollar, the majority being denominated in Euro and Japanese Yen. This difference could lead to fluctuations in net income due to changes in the value of the U.S. Dollar relative to other currencies, but we do not expect such fluctuations to be material.
Inflation risk on our expenses
Although inflation may have an impact on our operating and voyage expenses, as well as, corporate overheads, management does not consider inflation to be a significant risk to our operating results in the current and foreseeable economic environment. However, in the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating and voyage costs.

Fiscal period from December 13, 2016 to September 30, 2017
Revenues
Revenues for the period were $2.0 million, earned from the chartering of our vessel from its delivery in February 2017 to September 30, 2017 minus $0.07 million, representing address commission directly deducted by our charterers. Available days for the period were 216 days while TCE was $8,969.
Voyage expenses
Voyage expenses for the period, include brokerage commissions of $0.05 million and port and other expenses of $0.03 million. We pay brokerage commissions currently ranging up to 2.5% on our charters. We also pay expenses at ports in connection with the calls of our vessel at cargo loading and cargo offloading ports.
Vessel operating expenses
Vessel operating expenses for the period, include crewing and related costs of $0.6 million, repairs and maintenance as well as spares and stores costs of $0.3 million, lubricants of $0.1 million, insurance expenses of $0.07 million, tonnage taxes of $0.03 million, and other operating expenses of $0.05 million, while daily vessel operating expenses for the period, amounted to $5,383.
Management fees to related party
Management fees to related party for the period amount to $0.05 million, and represent fees of $250 per day that we pay for the management of our vessel to Pavimar, which is controlled by the sister of our Chairman, Chief Executive Officer and Chief Financial Officer. See also section "Certain Relationships and Related Party Transactions" for more information. The level of our daily fixed fee is subject to an annual review on the anniversary of the management agreement dated December 16, 2016.  The agreed upon daily fixed fee with Pavimar from December 16, 2017 is $320 and will remain at this level until December 16, 2019, at which time the daily management fee may be revised. The level of our management fees will depend on the number of vessels in our fleet and the daily management fees each vessel is charged. We expect that for additional vessels we may acquire the daily management fees may be higher.
Depreciation
Depreciation expense, represents our vessel's depreciation charge from its delivery in February 2017 to September 2017, which amounted to $0.2 million.
General and administrative expenses
General and administrative expenses include legal, audit and related professional fees and expenses of $0.08 million as well as, the compensation payable to our Chairman, Chief Executive Officer and Chief Financial Officer, of $0.01 million, while daily general and administrative expenses for the period, amounted to $425.
Gain on derivative financial instruments
Gain on derivative financial instruments for the period, represents the gains of $0.5 million that we realized from the forward freight agreements that we engaged in the period. As we are exposed to changes in the spot market rates associated with the deployment of our vessel and in order to manage the impact of such changes in our cash flows, we may from time to time engage in certain forward freight agreements. The forward freight agreements that we engaged during the period did not qualify for hedge accounting. As of September 30, 2017, we had no open derivative instruments.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment and estimates in their application. For a description of all our significant accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this Prospectus.

Vessel's Depreciation
We record the value of our vessel at its cost (which includes the contract price plus any direct expenses incurred upon acquisition, including improvements, delivery expenses and other expenditures to prepare the vessel for her initial voyage) less accumulated depreciation. Depreciation is calculated on a straight-line basis over the vessel's remaining economic useful life, after considering the estimated residual value (vessel's residual value is equal to the product of its lightweight tonnage and estimated scrap rate). Our vessel, being a secondhand vessel is depreciated from the date of its acquisition through its remaining estimated useful life. We estimate the useful life of our vessel to be 25 years from the date of initial delivery from the shipyard and the residual value of our vessel to be $370 per lightweight ton. These assumptions are based on current and historical market trends. We do not expect these assumptions to change in the near future unless market trends will indicate otherwise. Changes in the useful life of a vessel or in its residual value would have the effect of increasing/decreasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations become effective.
Impairment of Long-lived Assets
We follow the guidance under ASC 360, "Property, Plant and Equipment", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.
We evaluate the carrying amount of our Vessel to determine if events have occurred that would require modification to her carrying value or useful life. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as vessel sales and purchases, business plans and overall market conditions, including trends in charter rates in the drybulk charter market, drybulk vessel values, and overall global credit market climate.
If we identify indication for impairment for our Vessel, we determine undiscounted projected net operating cash flows for the vessel and compare it to her carrying value. In developing estimates of future undiscounted cash flows, we make assumptions and estimates about vessels' future performance, with the significant assumptions being related to charter rates, vessel utilization, vessel operating expenses, vessel capital expenditures, vessel residual value and her estimated remaining useful life. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations and taking into consideration growth rates for expenses. When the estimate of undiscounted cash flows expected to be generated by the use of the vessel is less than her carrying amount, we evaluate the vessel for an impairment loss.
In the event that impairment occurs, we determine the fair value of the related asset and we record a charge to earnings calculated by comparing the vessel's carrying value to her estimated fair market value, which is determined based on management estimates and assumptions and by making use of available market data. There were no indications that the carrying value of the vessel is not recoverable as of September 30, 2017.
 During the past few years, the market values of vessels have experienced particular volatility, with substantial declines in many vessel classes. Our vessel's carrying value as of September 30, 2017 of $7.4 million, was below its charter-free market value by $4.6 million.
Our estimate of basic market value assumes that our vessel is in good and seaworthy condition without need for repair and, if inspected, she would be certified in class without notations of any kind. The fair value is determined through Level 2 inputs of the fair value hierarchy as defined in ASC 820 "Fair value measurements and disclosures" and are derived principally from various industry sources, including:
•	reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values;
•	news and industry reports of similar vessel sales;
•	news and industry reports of sales of vessels that are not similar to our vessel where we have made certain adjustments in an attempt to derive information that can be used as part of our estimates;
•	approximate market values for our vessel or similar vessels that we have received from shipbrokers, whether solicited or unsolicited, or that shipbrokers have generally disseminated;
•	offers that we may have received from potential purchasers of our vessel; and
•
vessel sale prices and values of which we are aware through both formal and informal communications with shipowners, shipbrokers, industry analysts and various other shipping industry participants and observers.

Our estimates of basic market value are inherently uncertain because we obtain information from various industry and other sources. In addition, vessel values are highly volatile and, as such, our estimates may not be indicative of the current or future basic market value of our vessel or prices that we could achieve if we were to sell her.
We refer you to the risk factor entitled "Charter hire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and our profitability".
Significant Factors, Assumptions and Methodologies Used in Determining the Fair Value of our Series A Preferred Shares
In order to determine the fair value of our Series A Preferred Shares, our management used the income approach to estimate their value. In application of the income approach, a discounted cash flow method, or DCF, was utilized. The DCF method estimates value based on the estimated present value of future net cash flows expected to be generated over a forecasted period.
For the valuation, we prepared financial projections to be used in the income approach. The financial projections took into account our historical financial operating results, our business experiences and our future expectations. We factored the risk associated with achieving our forecast into selecting the appropriate discount rate. There is inherent uncertainty in these estimates, as the assumptions we used were highly subjective and subject to change as a result of new operating data and economic and other conditions that impact our business. Based on these considerations, such valuation and the factors discussed above, our management ascribed a fair value of $2.7 million to our Series A Preferred Shares as of September 30, 2017.
Recent Accounting Standards Updates
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act. and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Recent Developments
On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer and Trust Company, LLC, or AST, as rights agent. For more information, please see "—Stockholders Rights Agreement" herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
On September 29, 2017, our shareholders authorized one or more amendments to our Articles of Incorporation to effect one or more reverse stock splits of the our issued common shares at a ratio of not less than one-for-two and not more than one-for-1000 and in the aggregate at a ratio of not more than one-for-1000, inclusive, with the exact ratio to be set at a whole number within this range to be determined by the Company's board of directors, or the Board, or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment with the Registrar of Corporations of the Republic of the Marshall Islands.  As of the date of this prospectus no reverse stock splits have been effected under this authorization.
During October and November 2017, our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, sold 102,000 Original Shares outside of the U.S. to various unaffiliated third parties, none of whom are U.S. persons.  The sales were completed at various prices ranging from $5.30 to $5.50.
In January 2018, Thalassa sold 9,806 original shares outside of the U.S. to various unaffiliated third parties, none of whom are U.S. persons.  The sales were completed at various prices ranging from $5.39 to $5.45.

B. Liquidity and Capital Resources
As of September 30, 2017, we had $0.8 million in cash and cash equivalents and we have no external borrowings. Our primary liquidity needs are to fund vessel operating expenses and general and administrative expenses. We anticipate that our primary sources of funds will be the existing cash and cash equivalents and cash from operations.
Sources and Uses of Cash
Our cash flows from operating, investing and financing activities, as reflected in our statement of consolidated statements of cash flows (see our consolidated financial statements included elsewhere in this Prospectus), are summarized in the following table:
For the period from December 13, 2016 to September 30, 2017
(In U.S. dollars)
Net cash provided by operating activities	770,749
Net cash used in investing activities	(7,549,281)
Net cash provided by financing activities	7,615,000

Operating Activities
The net cash provided by operating activities, includes our net income for the period of $0.9 million net of our working capital of $0.3 million, excluding cash and cash equivalents as of September 30, 2017 of $0.8 million, adjusted by non-cash items, namely; our depreciation for the period of $0.2 million.
Investing Activities
Net cash used in investing activities for the period was $7.5 million and relates principally to the cost of the acquisition of our vessel.
Financing Activities
Net cash provided by financing activities for the period was $7.6 million and relates to the contributions we received from our shareholders for the acquisition of our vessel.
Working capital, which is current assets minus current liabilities, amounted to a surplus of $1.1 million as of September 30, 2017.
As of September 30, 2017
(In U.S. dollars)
Total current assets	1.350,983
Total current liabilities	(224,274)
Working capital	1,126,709

We are financing our liquidity needs and capital requirements with cash flow from operations, and equity contributions from our shareholders. Our primary uses of funds are operational expenses to maintain the quality of our drybulk vessel and comply with international shipping standards and environmental laws and regulations, capital expenditures to grow our fleet and dividends.
Capital Structure
We presently have no indebtedness however in the future we may seek to obtain any combination of term loans, mezzanine financing and equity offerings to finance our operations.

Dividends
The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors.
We did not declare or pay any dividends to our common shareholders or to the holders of our 9.75% Series A cumulative redeemable perpetual preferred shares (see also Section "Description of Capital Stock - Description of Series A Preferred Shares" for a discussion of our Series A preferred shares) during the period from December 13, 2016 to September 30, 2017.
C. Research and Development, Patents and Licenses, etc.
Not applicable.
D. Trend Information
Our results of operations depend primarily on the charter hire rates that we are able to realize. Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand. For a discussion regarding the market performance see section Cyclical nature of the industry, above.
While global trade is likely to continue to grow, we expect the overcapacity in the shipping market to come to a stop and therefore no longer exert the considerable pressure it did on charter rates in recent years. There can be no assurance as to how long charter rates will remain at their current levels or whether they will improve or deteriorate and, if so, when and to what degree. Charter rates may remain at current levels for some time, which may adversely affect our future growth potential and our profitability.
E. Off-balance Sheet Arrangements
We have not engaged in off-balance sheet arrangements.
F. Tabular Disclosure of Contractual Obligations
The following table summarizes our contractual obligations as of September 30, 2017:
	Total (1)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In U.S. dollars)
Property lease (2)	$3,900	$3,120	$780	-	-
Total	$3,900	$3,120	$780	-	-

(1)	The table does not include the daily fixed fee payable to Pavimar, for the management of our Vessel.
(2)	The amount relates to the rental of office premises. The monthly rental payment is approximately $260 and the agreement expires in December 2018.

G. Safe Harbor
See Cautionary Statement Regarding Forward Looking Statements at Section "Cautionary Note Regarding Forward-Looking Statements".

THE INTERNATIONAL DRY BULK SHIPPING INDUSTRY
Dry bulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage.  In 2016, it is estimated that approximately 4.9 billion tons of dry bulk cargo was transported by sea.
The demand for dry bulk carrier capacity is derived from the underlying demand for commodities transported in dry bulk carriers, which is influenced by various factors such as broader macroeconomic dynamics, globalization trends, industry specific factors, geological structure of ores, political factors, and weather.  The demand for dry bulk carriers is determined by the volume and geographical distribution of seaborne dry bulk trade, which in turn is influenced by general trends in the global economy and factors affecting demand for commodities.  During the 1980s and 1990s seaborne dry bulk trade increased by 1-2% per annum.  However, over the last decade, between 2006 and 2016, seaborne dry bulk trade increased at a compound annual growth rate of 4.1%, substantially influenced by the entrance of China in the World Trade Organization.
The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.  As of the beginning of October 2017, the global dry bulk carrier order book amounted to approximately 7% of the existing fleet at that time.  The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs.  Generally, dry bulk carriers at or over 25 years old are likely to be scrapped.  At the end of the second quarter 2017, a total of 7.8 million dwt was scrapped.  Historically, from 2006 to 2016, annual vessel demolition rates ranged from 0.5 million dwt to 33.4 million dwt.  We have also observed the conversion of a number of newbuilding dry bulk vessels to tanker and container vessels, which we consider has the positive consequence of reducing dry bulk vessel deliveries and hence supply.  We expect that the relatively weak freight rate environment will continue to dissuade ship owners from ordering further dry bulk vessels.  By reducing vessel supply, we believe that the above three factors will have a positive effect on freight rates in the future.
Charterhire Rates
Charterhire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role.  Furthermore, the pattern seen in charter rates is broadly similar across the different charter types and between the different dry bulk carrier categories.  However, because demand for larger dry bulk carriers is affected by the volume and pattern of trade in a relatively small number of commodities, charterhire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.
In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.  In the voyage charter market, rates are also influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions.  In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size.  Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit.
Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.
Within the dry bulk shipping industry, the charterhire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange, such as the Baltic Dry Index ("BDI").  These references are based on actual charterhire rates under charter entered into by market participants, as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.
The BDI declined 94% in 2008, from a peak of 11,793 in May 2008 to a low of 663 in December 2008, and has remained volatile since then. The BDI recorded an all-time low of 290 on February 10, 2016, and even though freight levels have increased since then to 1,522 on October 31, 2017, there can be no assurance that they will increase further, and the market could decline again.
Vessel Prices
As of the end of 2016, dry bulk vessel values increased as compared to 2015. Consistent with these trends, the market value of our dry bulk carriers had also increased. As charter rates and vessel values remain at relatively low levels, there can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will decrease or improve to any significant degree in the near future.

BUSINESS
History and Development of the Company
Castor Maritime Inc. was established on September 11, 2017 under the laws of the Republic of the Marshall Islands for the purpose of acquiring, owning, chartering and operating drybulk vessels.  In September 2017, we purchased our wholly-owned subsidiary Spetses Shipping Co., a Marshall Islands corporation, or Spetses, which owns a 76,453 dwt drybulk carrier, the Magic P, or our Vessel.  Our Vessel was delivered to Spetses on February 21, 2017 and commenced operations on February 22, 2017. We are a provider of worldwide seaborne transportation services for drybulk cargo, including, among others, iron ore, coal and grain, collectively referred to as "major bulks," and steel products, fertilizers, cement, bauxite, sugar and scrap metal, collectively referred to as "minor bulks."
Business Overview
Our primary objectives are to profitably grow our business and emerge as a successful owner and operator of drybulk vessels.
Our Vessel
The following table summarizes key information about our Vessel as of the date of this prospectus:
Vessel Name	Year Built	Type of Charter	Capacity (dwt)	Delivered to Spetses	Approximate Charter Expiration
Magic P	2004	Time Charter	76,453	February 21, 2017	May 2018

Employment of Our Vessel
Our Vessel is employed on a time charter with Mitsui O.S.K. Line at a rate of $13,000 per day until it expires upon redelivery of the Vessel, which is currently expected in May 2018, with the option to extend the charter for up to two additional months.
Management of Our Business
The ship management of our vessel is provided by Pavimar, a company controlled by Ismini Panagiotidi, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreement, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services, general administration and audit support, in exchange for a fixed daily fee.
Officers and Crewing
Our management company, Pavimar S.A., employs approximately 22 officers and crew which serve on our Vessel.
Our Customers
We believe that developing strong relationships with the end users of our services allow us to better satisfy their needs with appropriate and capable vessels. A prospective charterer's financial condition, creditworthiness, and reliability track record are important factors in negotiating our Vessel's employment.
Competition
We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. We compete primarily with other independent and state-owned vessel owners. Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our Vessel. Ownership of drybulk vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private ship owners.

Seasonality
Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates.  This seasonality may result in quarter-to-quarter volatility in our operating results for our Vessel when trading in the spot market or if on time charter when a new time charter is being entered into. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere.  Seasonality in the sector in which we operate could materially affect our operating results and cash available for dividends.
Environmental and Other Regulations in the International Shipping Industry
Government regulation significantly affects the ownership and operation of our fleet. We are subject to international conventions and treaties and national, state and local laws and regulations relating to safety and health and environmental protection in force in the countries in which our vessels may operate or are registered. These regulations include requirements relating to the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements may entail significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our Vessel to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, harbor master or equivalent), classification societies; flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our Vessel. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of our Vessel.
We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for our Vessel that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our Vessel will be in substantial compliance with applicable environmental laws and regulations and that our Vessel will have all material permits licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful life of our Vessel. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 BP plc Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulations that could negatively affect our profitability.
Recent action by the IMO's Maritime Safety Committee and U.S. agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. This might cause companies to cultivate additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.
International Maritime Organization
The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by ships, or the IMO, has adopted MARPOL. MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels will operate.
MARPOL is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.

Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits "deliberate emissions" of "ozone depleting substances," defined to include certain halons and chlorofluorocarbons. "Deliberate emissions" are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship's repair and maintenance. Emissions of "volatile organic compounds" from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).
The IMO's Maritime Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships. On October 27, 2016 at its 70th session MEPC announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from 3.5% currently to 0.5% as of the beginning of 2020 rather than pushing the deadline back to 2025.  By 2020 ships will now have to either remove sulfur from emissions through the use of emission scrubbers or buy fuel with low sulfur content.
Sulfur content standards are even stricter within certain "Emission Control Areas," or "ECAs." As of January 1, 2015, ships operating within an ECA are not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated.  Effective August 1, 2012, the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the U.S., Canada and the Hawaiian Islands were also designated as an ECA.  Applicable areas of the U.S. Caribbean Sea were designated as an ECA effective January 1, 2014.  This subjects ocean-going vessels in these areas to stringent emissions controls, and may cause us to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the United States Environmental Protection Agency, or the EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. This included the requirement that all new ships utilize the Energy Efficiency Design Index, or "EEDI," and all ships use the Ship Energy Efficiency Management Plan (SEEMP).
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation.  At MEPC 70 and MEPC 71, MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide, effective January 1, 2021. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.  At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect.  Under the amendments, Tier III NOx standards apply to ships that operate in North American and U.S. Caribbean Sea ECAs designed for the control of NOx with a marine diesel engine installed and constructed on or after January 1, 2016.  Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.
We believe that our Vessel will be compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Ballast Water Management
IMO adopted the International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention entered into force on September 9, 2017. Many of the implementation dates originally written in the BWM Convention have already passed, so now that the BWM Convention has entered into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems (BWMS). For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date 'existing' vessels, and allows for the installation of a BWMS on such vessels at the first International Oil Pollution Prevention renewal survey following entry into force. The MEPC adopted updated "guidelines for approval of ballast water management systems (G8)" at MEPC 70.  At MEPC 71, the schedule regarding the BWM Convention's implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards.  Once mid-ocean ballast exchange ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. The costs of such compliance could be material, and it is difficult to predict the overall impact of such a requirement on our operations.

Safety Management System Requirements
The IMO has also adopted the International Convention for the Safety of Life at Sea, or SOLAS and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. Certain amendments were made to SOLAS in May 2012, and entered into force January 1, 2014. The Convention on Limitation of Liability for Maritime Claims (LLMC) was recently amended and the amendments went into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship owners. We believe that our Vessel will be in substantial compliance with SOLAS and LL Convention standards.
Under Chapter IX of SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical manager have developed for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by classification societies under the authority of each flag state, under the ISM Code. Our Vessel is ISM Code-certified and we expect that each other vessel, that we will acquire in the future, will be ISM Code-certified. Moreover, our appointed ship manager has obtained the document of compliance, or the DOC for its office, and safety management certificate, or the SMC, for our Vessel. The DOCs and the SMCs are renewed as required.
Pollution Control and Liability Requirements
The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
IMO regulations also require owners and operators of vessels to adopt shipboard oil pollution emergency plans and/or shipboard marine pollution emergency plans for noxious liquid substances in accordance with the guidelines developed by the IMO.
Compliance Enforcement
The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for implementing and enforcing a broad range of international maritime regulations with respect to all ships granted the right to fly its flag. The "Shipping Industry Guidelines on Flag State Performance" evaluates and reports on flag states based on factors such as sufficiency of infrastructure, ratification, implementation, and enforcement of principal international maritime treaties and regulations, supervision of statutory ship surveys, casualty investigations and participation at IMO and ILO meetings. All of our vessels will be flagged in the Marshall Islands.  Marshall Islands flagged vessels have historically received a good assessment in the shipping industry. We recognize the importance of a credible flag state and do not intend to use flags of convenience or flag states with poor performance indicators. Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. Each of our vessels will be ISM Code certified. However, there can be no assurance that such certificate will be maintained.
The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all "owners and operators" whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define "owner and operator" in the case of a vessel as any person owning, operating or chartering by demise, the vessel. OPA applies to oil tankers (which are not operated by us), as well as non-tanker ships with respect to the fuel oil, or bunkers, used to power such ships. CERCLA also applies to our operations.
Under OPA, vessel owners and operators are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:
•	injury to, destruction or loss of, or loss of use of, natural resources and the costs of assessment thereof;
•	injury to, or economic losses resulting from, the destruction of real and personal property;
•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
•	loss of subsistence use of natural resources that are injured, destroyed or lost;
•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources;
•	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards.
OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 31, 2015, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels (e.g. drybulk) to the greater of $1,100 per gross ton or $939,800 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Clean Water Act (Section 311(c) or (e)) or the Intervention on the High Seas Act. The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We plan to comply with the U.S. Coast Guard's financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.
We currently maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for our Vessel. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation. OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all existing and future applicable state regulations in the ports where our vessels call.
Other Environmental Initiatives
The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In addition, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The EPA and U.S. Coast Guard, or USCG, have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.
The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, record keeping and reporting requirements to ensure the effluent limits are met. In March 2013, the EPA re-issued the Vessel General Permit, the "2013 VGP," which took effect December 19, 2013. The 2013 VGP also contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for exhaust gas scrubbers and requires the use of environmentally acceptable lubricants.
U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, including restrictions on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The Coast Guard ballast water standards are consistent with those adopted by the IMO in 2004. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.
In addition, under Section 401 of the CWA, the VGP must be certified by the state where the discharge is to take place. Certain states have enacted additional discharge standards as conditions to their certification of the VGP. These local standards bring the VGP into compliance with more stringent state requirements, such as those further restricting ballast water discharges and preventing the introduction of non-indigenous species considered to be invasive. The VGP and its state-specific regulations and any similar restrictions enacted in the future will increase the costs of operating in the relevant waters.
Despite the U.S. Coast Guard's delay in granting required approvals of specific ballast water treatment technologies, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. The USCG first approved said technology in December 2016.  Vessels seeking a waiver must show why they cannot install the approved technology.  The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

The U.S. Clean Air Act of 1970, including its amendments of 1977 and 1990, or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations relating to emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment.
European Union Regulations
In October 2009, the European Union (EU) amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.
Greenhouse Gas Regulations
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011 MEPC adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that entered into force in January 2013. Currently operating ships are required to develop SEEMPs, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The EU has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels. The EU has also made a unilateral commitment to reduce overall greenhouse gas emissions from its member states by 20% of 1990 levels, and has committed to reduce its emissions by 20% under the Kyoto Protocol's second period, from 2013 to 2020. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety, has adopted regulations to limit greenhouse gas emissions from certain mobile sources and has proposed regulations to limit greenhouse gas emissions from large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA is considering a petition from the California Attorney General and environmental groups to regulate greenhouse gas emissions from ocean-going vessels. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that limits change may result in sea level changes or more intense weather events.
International Labour Organization
The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 came into force on August 20, 2013 and amendments were adopted in 2014 and 2016. We are in compliance with these requirements.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004.  It imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facility Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel's flag state. The following are among the various requirements, some of which are found in SOLAS:
•
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
•	the development of a ship security plan;
•	ship identification number to be permanently marked on a vessel's hull;
•
a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.
Any vessel operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.
The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. Our manager intends to implement the various security measures addressed by MTSA, SOLAS and the ISPS Code, and we intend that our fleet will comply with applicable security requirements.  We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.
Inspection by Classification Societies
Every oceangoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.
The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:
Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a ship owner's request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater.
Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies, or the IACS. In December 2013, the IACS adopted new harmonized Common Structure Rules that align with the IMO goals standards. Our Vessel is certified as being "in class" by the American Bureau of Shipping, or ABS, and Det Norske Veritas, or DNV, major classification societies. All new and secondhand vessels that we acquire must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.
Risk of Loss and Liability Insurance
The operation of any offshore supply vessel includes risks such as mechanical and structural failure, hull damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental incidents, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.
We plan to maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, and freight, demurrage and defense cover for our fleet in amounts that we believe to be prudent to cover normal risks in our operations. However, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. In addition, while we believe that the insurance coverage that we plan to obtain will be adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risk Insurance
We have obtained marine hull and machinery and war risk insurance, which include the risk of actual or constructive total loss, for our Vessel. However, our insurance policies contain deductible amounts for which we will be responsible. We have also arranged additional total loss coverage for our Vessel. This coverage, which is called hull interest and freight interest coverage, provides us additional coverage in the event of the total loss or the constructive total loss of a vessel. The agreed deductible on our Vessel is approximately $100,000.
Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure liabilities to third parties in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Our P&I coverage will be subject to and in accordance with the rules of the P&I Association in which the vessel is entered. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs." Our coverage is expected to be limited to approximately $7.5 billion, except for pollution which is limited $1 billion and passenger and crew which is limited to $3 billion.

We have protection and indemnity insurance coverage for pollution for an amount up to $1 billion per incident. The thirteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Association has capped its exposure to this pooling agreement at $7.5 billion. As a member of a P&I Association which is a member of the International Group, we are subject to calls payable to the associations based on the group's claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our Vessel. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We expect to be able to obtain all permits, licenses and certificates currently required to permit our Vessel to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Legal Proceedings
To our knowledge, we are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.
Properties
Other than our Vessel, we do not own any material property.

MANAGEMENT
Directors and Executive Officers
Set forth below are the names, ages and positions of our directors and executive officers. Our Board currently consists of three directors and is elected annually on a staggered basis. Each director elected holds office for a three-year term or until his successor is duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The initial term of office of each director is follows: our Class A directors will serve for a term expiring at the first annual meeting of shareholders to be held in 2018, our Class B directors will serve for a term expiring at the second annual meeting of shareholders to be held in 2019, and our Class C directors will serve for a term expiring at the third annual meeting of shareholders to be held in 2019. Officers are appointed from time to time by our Board and hold office until a successor is appointed. The business address of each of our directors and executive officers listed below is Castor Maritime Inc., Victory House, 205 Archbishop Makarios Avenue, Limassol 3030, Cyprus.
Name	Age	Position
Petros Panagiotidis	27	Chairman, Chief Executive Officer, Chief Financial Officer, President, Treasurer and Class C Director
Dionysios Makris	37	Secretary and Class B Director
Georgios Daskalakis	28	Class A Director

Biographical information concerning the directors and executive officers listed above is set forth below.
Petros Panagiotidis, Chairman, Chief Executive Officer, Chief Financial Officer, President, Treasurer and Class C Director
Petros Panagiotidis, 27, is the founder of Castor Maritime Inc.  He has also served as the Chairman of the Board and has served as our Chief Executive Officer and Chief Financial Officer since our inception in September 2017.  Mr. Panagiotidis has been involved in shipping and investment banking for more than 5 years, during which he has held various positions in finance, operations and management. He has graduated with a Bachelor's degree from Fordham University in International Studies and Mathematics and he earned a Master of Science degree from New York University on Management and Systems with a concentration on Risk Management.
Dionysios Makris, Secretary and Class B Director
Dionysios Makris, 37, is a lawyer and a member of the Athens Bar Association since September 2005.  Mr. Makris is based in Piraeus, Greece and is licensed to practice law before the Supreme Court of Greece.  He practices mainly shipping, commercial, real estate and company law and has substantial involvement both in litigation as well as in transactional work with the Macris Law Office, where he has worked since September 2011.  He holds a bachelor of laws degree from the University of Athens and a Master of Arts Degree in International Relations from the University of Warwick, United Kingdom.
Georgios Daskalakis, Class A Director
Georgios Daskalakis, 28, has been a non-executive member of our Board since our establishment in September 2017.  He has spent all of his professional life in the shipping industry. From May 2013 to January 2015, he was an insurance officer at Minerva Marine Inc. From January 2015 to March 2017, he served as a tanker operator at Trafigura Maritime Logistics PTE Ltd.  He is currently a Commercial officer of M/Maritime Corp. in Athens, Greece.  He holds a Bachelor's degree from Babson College with a concentration on Economics and Finance and Master of Science degree in Shipping, Trade and Finance from the Costas Grammenos Centre for Shipping, Trade and Finance, Cass Business School, City University of London.
Board of Directors and Committees
Our audit committee is comprised of two independent members of our Board, Mr. Daskalakis and Mr. Makris. Our audit committee is responsible for reviewing our accounting controls and recommending to the Board the engagement of our outside auditors and for reviewing all related party transactions for potential conflicts of interest and all related party transactions will be subject to the approval of the audit committee. Mr. Daskalakis is the chairperson of the audit committee and qualifies as an audit committee financial expert, as such term is defined under Regulation S-K promulgated by the SEC.
Our Board may, in the future, establish such other committees as it determines from time to time.

Corporate Governance Practices
Because our securities are not listed on a national securities exchange in the United States, we are not subject to exchange related corporate governance requirements in the United States.  However, we are subject to a variety of corporate governance guidelines and requirements enacted by the jurisdictions and exchanges in which we operate our business and on which our securities are traded.  We incorporate a mix of corporate governance best practices to ensure that our corporate governance complies in all material respects with the requirements of the jurisdictions in which we operate and the exchanges on which our securities are traded.

Board of Directors and Executive Compensation
The compensation payable to our Chairman, Chief Executive Officer and Chief Financial Officer for the period from December 13, 2016 to September 30, 2017 amounted to $0.01 million. We did not pay any compensation to our directors for the period from December 13, 2016 to September 30, 2017.
Beginning in the fiscal year ending September 30, 2018, non-executive directors will receive annual fees in the amount of $1,000 per physical meeting and such meetings are not expected to exceed more than four per year, plus reimbursement for their out-of-pocket expenses. In addition, we plan to form a Compensation Committee to determine the compensation arrangements of our Chairman, Chief Executive Officer and Chief Financial Officer.
Employees
As of the date of this prospectus, Mr. Petros Panagiotidis, holding the positions of Chairman, Chief Executive Officer and Chief Financial Officer, is the only employee of Castor Maritime Inc. Our management company, Pavimar S.A., employs approximately 22 officers and crew which serve on our Vessel.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Share Issuance
On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders.  Under the terms of the Exchange Agreement, Thalassa Investment Co. S.A. or "Thalassa", a company wholly owned and controlled by Petros Panagiotidis, our Chairman, Chief Executive Officer and Chief Financial Officer, received 1,248,000 common shares and 12,000 Series B Preferred Shares of the Company.
During October and November 2017, our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, sold 102,000 Original Shares outside of the U.S. to various unaffiliated third parties, none of whom are U.S. persons.  The sales were completed at various prices ranging from $5.30 to $5.50.
During January 2018 Thalassa engaged a broker-dealer that is registered in Greece to assist in its trades of our common shares.  Thalassa sold 9,806 common shares to the broker-dealer at prices ranging from $5.39 to $5.45 per share.  The broker-dealer assisted in subsequent trades of 14,981 Common shares at prices ranging from $5.39 to $5.90 per share. All trades occurred between non-U.S. citizens located outside of the United States.
During February 2018, Thalassa sold an additional 12,100 common shares to individual investors, all of whom are non-U.S. citizens located outside of the United States, at a price of $6.00 per share.
Ship Management
The ship management of our vessel is provided by Pavimar, a company controlled by Ismini Panagiotidi, the sister of our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreement, Pavimar provides us with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services, general administration and audit support, in exchange for a fixed daily fee of $250.  The level of our daily fixed fee is subject to an annual review on the anniversary of the management agreement dated December 16, 2016. The agreed upon daily fixed fee with Pavimar from December 16, 2017 is $320 and will remain at this level until December 16, 2019, at which time the daily management fee may be revised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial owners of 5% or more of our common shares and beneficial ownership of all of our directors and officers as of the date of this prospectus and upon completion of this Exchange Offer. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.
The percentage of beneficial ownership is based on 2,400,000 shares outstanding as of April 11, 2018.
	Common Shares Beneficially Owned Prior to and after the Exchange Offer
Name of Beneficial Owner	Number	Percentage
Thalassa Investment Co. S.A.(1)	1,124,094	46.83%
Universe Shipping Inc.(2)	235,200	9.8%
Simple Life Corp.(3)	230,400	9.6%
Directors and Officers (excluding Petros Panagiotidis)(4)	0	0%

1. Thalassa Investment Co. S.A., or Thalassa, is a company wholly owned and controlled by Petros Panagiotidis, our Chairman, Chief Executive Officer and Chief Financial Officer. Thalassa also owns 12,000 Series B Preferred Shares. Each share of Series B Preferred Shares has the voting power of 100,000 common shares.

2.  Maria Panagiotidi has voting and dispositive power over Universe Shipping Inc.

3.  Ismini A. Panagiotidou has voting and dispositive power over Simple Life Corp.

4. The remaining directors and executive officers of the Company are Dionysios Makris and Georgios Daskalakis.

THE EXCHANGE OFFER
This section describes the material terms of the Exchange Offer.
Purpose and Effect of this Exchange Offer
General
We issued the Original Shares under the Exchange Agreement, which was completed outside of the U.S. with the shareholders of Spetses in reliance on Regulation S under the Securities Act.  The Original Shares were subsequently sold in private placements in reliance on Regulation S under the Securities Act by and among shareholders of the Company and third-parties.
Representations upon Tender of Original Shares
To participate in the Exchange Offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:
•	any Exchange Shares received by you will be, and the Original Shares you are tendering in anticipation of receiving the Exchange Shares were, acquired in the ordinary course of business;
•
you do not have any arrangement or understanding with any person to participate in, are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Shares in violation of the provisions of the Securities Act;

•	you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;
•	you are not acting on behalf of any person who could not truthfully make the foregoing representations; and
•
if you are a broker-dealer, (i) you will receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of those Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement.

Resale of the Exchange Shares
Based on existing interpretations of the SEC staff with respect to similar transactions that did not involve the issuer of securities or its affiliates, we believe that the Exchange Shares issued pursuant to the Exchange Offer in exchange for Original Shares may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:
•	such Exchange Shares are acquired in the ordinary course of the holder's business;
•	such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the Exchange Shares;
•	such holder is not our "affiliate," as defined in Rule 405 of the Securities Act; and
•
if such holder is a broker-dealer that receives Exchange Shares for its own account in exchange for Original Shares that were acquired as a result of market-making activities, it will deliver a prospectus, as required by law, in any resale of such Exchange Shares.

Any holder who tenders in this Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Shares:
•
cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters issued to third parties with respect to similar transactions that did not involve the issuer of securities or its affiliates; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or other transfer of Exchange Shares only as specified in this prospectus. Only broker-dealers that acquired the Original Shares as a result of market-making activities or other trading activities may participate in this Exchange Offer. Each participating broker-dealer who receives Exchange Shares for its own account in exchange for Original Shares that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale by it of Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
This Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.
Consequences of Failure to Exchange
Following the completion of the Exchange Offer, holders of Original Shares that are not tendered or that are tendered but not accepted by us may resell Original Shares only if an exemption from registration under the Securities Act and applicable state securities laws is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act.
Based on interpretations of the SEC staff that did not involve the issuer of securities or its affiliates, Exchange Shares issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Shares in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Shares to be acquired in this Exchange Offer. Any holder who tenders in this Exchange Offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Shares (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
Terms of the Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Original Shares validly tendered and not properly withdrawn prior to 4:59 p.m., New York City time (11:59 p.m. Central European Time), on the Expiration Date. The Exchange Offer will remain open for at least                      full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 4:59 p.m., New York City time (11:59 p.m. Central European Time), on                     , 2018, or such later date and time to which we extend it. Holders may tender some or all of their Original Shares pursuant to the Exchange Offer. The date of acceptance for exchange of the Original Shares, and completion of the Exchange Offer, will be the exchange date, which will be one to two business days following the Expiration Date (unless such period is extended as described in this prospectus). The Exchange Shares issued in connection with this Exchange Offer will be delivered promptly following the exchange date or the Original Shares shall be returned promptly upon termination of this Exchange Offer.
The form of the Exchange Shares will be substantially the same as the form of the Original Shares except that the Exchange Shares have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.
As of the date of this prospectus, we have issued 2,400,000 common shares. This prospectus and the letter of transmittal are being sent to all registered holders of Original Shares other than our affiliates.
We intend to conduct this Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Original Shares that are not tendered for exchange in this Exchange Offer will remain outstanding. We shall be deemed to have accepted validly tendered Original Shares when, as and if we have given oral or written notice thereof to the Exchange Agent.
Holders who tender Original Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the section below entitled "Transfer Taxes," transfer taxes with respect to the exchange of Original Shares pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the Exchange Offer. See "Fees and Expenses."

If any tendered Original Shares are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Shares, without expense, to the tendering holder promptly after the Expiration Date.
Expiration Date; Extensions; Amendments; Termination
The term "Expiration Date" means 4:59 p.m., New York City time (10:59 p.m. Central European Time), on                     , 2018, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" means the latest date and time to which we extend the Exchange Offer. To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice. We will notify holders of the Original Shares of any extension by press release or other public announcement. In the event of an extension of the exchange offer, the Company undertakes to issue public notice thereof no later than 9 a.m. Eastern Time on the next business day after the scheduled expiration date of the exchange offer in accordance with the Exchange Act Rule 14e-1(d). If the Exchange Offer is extended, the maximum period for which the Exchange Offer will remain in effect will be 90 days from the date the registration statement, of which this prospectus is a part, is declared effective by the SEC, unless otherwise required by applicable law or regulation.
We reserve the right to amend the terms of the Exchange Offer in any manner. In the event of any material change in the Exchange Offer, including the waiver of any material condition of the Exchange Offer, we will extend the offer period for at least five business days following notice of the material change. In addition, if we determine that any of the events set forth under "—Conditions of the Exchange Offer" has occurred, we also reserve the right, in our sole discretion, to:
•	delay acceptance of any Original Shares as may be permitted under SEC rules;
•
extend the Exchange Offer and retain all Original Shares tendered before the expiration date of the Exchange Offer, subject to the rights of the holders of tendered Original Shares to withdraw their tendered Original Shares;

•	terminate the Exchange Offer and refuse to accept any Original Shares;
•	waive the termination event with respect to the Exchange Offer and accept all properly tendered Original Shares that have not been withdrawn; or
•	following the Expiration Date, exchange the Original Shares for Exchange Shares.
If we do so, we will give written notice of this delay in acceptance, extension, termination, waiver or exchange to the Exchange Agent. If the amendment constitutes a material change to the Exchange Offer, we will promptly disclose such amendment by giving written notice to the holders of Original Shares, by press release or other public announcement. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer.
Procedures for Tendering
We expect to appoint American Stock Transfer and Trust Company, LLC, or AST, as our Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. We expect to appoint AST as our transfer agent who will act as our agent in connection with the Exchange Offer for purposes of exchanging Exchange Shares for Original Shares. The Company will assist the Exchange Agent with the distribution and collection of the required documents from the shareholders. To participate in the Exchange Offer, you must properly tender your Original Shares to the Exchange Agent as described below. We will only issue Exchange Shares in exchange for Original Shares that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the letter of transmittal, and you should follow carefully the instructions on how to tender your Original Shares. It is your responsibility to properly tender your Original Shares. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and we and the Exchange Agent are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your Original Shares, please contact the Company at the address or telephone number described below.

To tender your Original Shares in the Exchange Offer, you must, on or before the Expiration Date:
•	instruct the Exchange Agent to tender your Original Shares on your behalf by completing the letter of transmittal accompanying this prospectus; and
•	deliver a duly completed letter of transmittal to the Company at its address specified in the letter of transmittal.
Neither we nor the Exchange Agent will be responsible for the communication of tenders by holders to the Exchange Agent.
Holders will not be responsible for the payment of any fees or commissions to the Exchange Agent for the tender of the Original Shares.
In no event should a holder submitting a tender for exchange send a letter of transmittal to any agent of ours other than the Exchange Agent or the Company.
You may elect to receive the Exchange Shares through a Direct Registration System Account at the Company's expected U.S. transfer agent, American Stock Transfer and Trust Company, LLC. The Direct Registration System is a method of recording shares of stock electronically in book-entry form. In order to hold shares of the Company in DRS, a shareholder must open an account with AST. If you elect to hold your Exchange Shares in DRS, you will receive an account statement from AST. Please refer to the letter of transmittal accompanying this prospectus.
Holders may contact the Exchange Agent or the Company for assistance in filling out and delivering letters of transmittal and for additional copies of the Exchange Offer materials.
To be tendered effectively, a letter of transmittal and other required documents must be received by the Company at its address set forth under "—Exchange Agent" below prior to the Expiration Date.
If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.
The method of delivery of the letter of transmittal and all other required documents to be delivered to the Company is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the Company before the Expiration Date. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.
Procedure if the Original Shares Are Not Registered in Your Name
If your Original Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal, either make appropriate arrangements to register ownership of the Original Shares in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.
Signature Requirements
If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.
Withdrawal Rights
You may withdraw your tender of Original Shares at any time prior to the Expiration Date.
For a withdrawal of tendered Original Shares to be effective, a written notice of withdrawal must be received by the Company, at its address set forth in the section of this prospectus entitled "—Exchange Agent," prior to the Expiration Date.

Any such notice of withdrawal must:
•	specify the name of the person who tendered the Original Shares to be withdrawn;
•	identify the Original Shares to be withdrawn; and
•
be signed by the holder of such Original Shares in the same manner as the original signature on the letter of transmittal by which such Original Shares were tendered, or be accompanied by (i) documents of transfer sufficient to have our transfer agent register the transfer of the Original Shares into the name of the person withdrawing such Original Shares, and (ii) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Original Shares withdrawn will be considered not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Shares may be re-tendered by following one of the procedures described above in "—Procedures for Tendering" at any time on or prior to the Expiration Date.
Transfer Taxes
If you tender Original Shares for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your Exchange Shares in a different name or if a transfer tax is imposed for a reason other than the exchange of Original Shares pursuant to this Exchange Offer. If you request that your Original Shares not tendered or not accepted in the Exchange Offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.
Conditions of the Exchange Offer
Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Shares in exchange for, any Original Shares and may terminate or amend the Exchange Offer, if at any time before the Expiration Date, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time until the expiration of the Exchange Offer.
In addition, we will not accept for exchange any Original Shares tendered, and no Exchange Shares will be issued in exchange for any Original Shares, if at any time before the Expiration Date any stop order shall be threatened or in effect with respect to the registration statement on Form F-4 to which this prospectus relates. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order as promptly as practicable.
Exchange Agent
We plan to appoint AST as our Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. We expect to appoint AST as our transfer agent who will act as our agent in connection with the Exchange Offer for purposes of exchanging Original Shares for Exchange Shares. All executed letters of transmittal should be directed to the Company at its address provided on the Letter of Transmittal and provided below at:
Fees and Expenses
We will bear the expenses of soliciting tenders in the Exchange Offer. The principal solicitation for tenders in the Exchange Offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile or by telephone.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses in connection with these services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and documented out-of-pocket expenses they incur in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Original Shares and in handling or forwarding tenders for exchange.
We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent, printing, accounting and legal fees.
Other
Participation in this Exchange Offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE EXCHANGE SHARES
Exchange Shares are identical to Original Shares except that Exchange Shares are registered under the Securities Act and, therefore, will not bear legends restricting their transfer. See "Description of Capital Stock."

DESCRIPTION OF CAPITAL STOCK
The following is a description of material terms of our articles of incorporation and bylaws. Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our amended and restated articles of incorporation and bylaws, copies of which will be filed as exhibits to the Registration Statement of which this prospectus forms a part and may be obtained from us as set forth under "Where You Can Find Additional Information."
Purpose
Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our articles of incorporation our authorized capital stock consists of 1,950,000,000 common shares, par value $0.001 per share, of which 2,400,000 shares are issued and outstanding and 50,000,000 preferred shares, par value $0.001 per share, of which 492,000 shares are issued and outstanding.
Share History
On September 22, 2017, we entered into an exchange agreement, or the Exchange Agreement, with Spetses and its shareholders.  Under the terms of the Exchange Agreement, we issued 2,400,000 common shares 480,000 Series A Preferred Shares and 12,000 Series B Preferred Shares of the Company in exchange for all of the issued and outstanding common shares of Spetses.
On November 21, 2017, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of November 20, 2017, by and between us and American Stock Transfer & Trust Company, LLC, as rights agent. For more information, please see "—Stockholders Rights Agreement" herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series C Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
Our articles of incorporation authorize our Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Description of Series A Preferred Shares
On September 22, 2017, we issued 480,000 shares of Series A Preferred Shares to the shareholders of Spetses, under the Exchange Agreement.
The Series A Preferred Shares entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our Board out of legally available funds for such purpose.  Each Series A Preferred Share has a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See "—Liquidation Rights."
The Series A Preferred Shares represent perpetual equity interests in us and, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date.   As such, the Series A Preferred Shares would rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
Ranking
The Series A Preferred Shares rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, senior to our common shares, our Series B Preferred Shares and to each other class or series of capital stock established after the original issue date of the Series A Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary ("Junior Stock")
We may issue additional common shares, additional Series A Preferred Shares and Junior Stock.  Except as described in the Series A Preferred Shares Statement of Designation, the Board has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series of Junior Stock before the issuance of any shares of that series.  The Board shall also determine the number of shares constitution each series of securities.
Dividends
General
Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by our Board out of legally available funds for such purpose, cumulative cash dividends from September 22, 2017.
Dividend Rate
Dividends on Series A Preferred Shares will be cumulative, commencing on September 22, 2017, and payable on each Dividend Payment Date, commencing December 15, 2017, when, as and if declared by our Board or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series A Preferred Shares will accrue at a rate of 9.75% per annum per Series A Preferred Share. The dividend rate is not subject to adjustment.
Dividend Payment Dates
The "Dividend Payment Dates" for the Series A Preferred Shares will be each June 15 and December 15, commencing December 15, 2017. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.
"Business Day" means a day on which the over-the-counter market is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.
Payment of Dividends
Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preferred Shares that have been declared by our Board to the holders of such shares as such holders' names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the "Record Date"), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board in accordance with our Bylaws then in effect and the Statement of Designation.

No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares for all prior and the then-ending dividend periods. In addition, in the event that full cumulative dividends on the Series A Preferred Shares have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares. Common stock and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preferred Shares for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.
Accumulated dividends in arrears for any past dividend period may be declared by our Board and paid on any date fixed by our Board, whether or not a Dividend Payment Date, to holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.
Liquidation Rights
The holders of outstanding Series A Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Stock. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Shares are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Shares, our remaining assets and funds will be distributed among the holders of the common stock and any other Junior Stock then outstanding according to their respective rights.
Voting Rights
The Series A Preferred Shares have no voting rights except as provided by Marshall Islands law.  Unless the Company shall have received the affirmative vote or consents of the Holders of at least two thirds of the outstanding Series A Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series A Preferred Shares.
Redemption
Optional Redemption
We have the right at any time on or after March 22, 2018 to redeem the Series A Preferred Shares, in whole or from time to time in part, from any funds available for such purpose. Any such redemption shall occur on a date set by the Company, or the Redemption Date.
Redemption Procedures
(a)          Redemption Price. The Company may redeem each share of Series A Preferred Shares at an amount equal to $25.00 on the Redemption Date, whether or not declared, or the Redemption Price.  The Redemption Price may be paid in cash, common shares or a note as shall be determined in the Company's sole discretion.  If paid in common shares, the price of the common shares will be 90% of the lowest daily volume weighted average price on any trading day during the 5 consecutive trading day period ending and including the trading day immediately prior to the date of the applicable Redemption Date.

Notwithstanding any other provisions herein, the holder of Series A Preferred Shares shall not acquire, or be obligated or have the right to acquire, any common share pursuant to an optional redemption which, when aggregated with all other common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates, would result in the beneficial ownership by the holder of Series A Preferred Shares of more than 4.9% of the then issued and outstanding common shares, or the Ownership Limitation.  If the Company issues a Redemption Notice that would cause the aggregate number of common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates to exceed the Ownership Limitation, such Redemption Notice shall be void ab initio to the extent of the amount by which the number of common shares otherwise issuable pursuant to such Redemption Notice, together with all common shares then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the holder of Series A Preferred Shares and its affiliates, would exceed the Ownership Limitation.  Upon the written or oral request of the holder of Series A Preferred Shares, the Company shall promptly confirm orally or in writing to the holder of Series A Preferred Shares the number of common shares then outstanding. The holder of Series A Preferred Shares and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof.  The holder's of Series A Preferred Shares written certification to the Company of the applicability of the Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. Upon delivery of a written notice to the Company, the holder of Series A Preferred Shares may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Ownership Limitation to any other amount of common shares not in excess of 9.99% of the then issued and outstanding shares of common shares as specified in such notice; provided that any such increase in the Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company.
(b)          Redemption Notice. The Company shall give notice of any redemption by mail not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the holder of Series A Preferred Shares of record (as of 4:59 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such holders' names appear on the Company's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such holders shown therein. Such notice, or the Redemption Notice shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series A Preferred Shares is to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the stock to be redeemed shall cease to accumulate from and after such Redemption Date.
(c)          Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the outstanding Series A Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot, with adjustments to avoid redemption of fractional shares.  The Company shall give notice, or cause notice to be given, to the holders of the number of shares of Series A Preferred Shares to be redeemed, and the Company shall determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. The aggregate Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and subject to all the terms provided in this Statement of Designation.
(d)          Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the paying agent funds sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 4:59 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares to be redeemed upon surrender or deemed surrender of the certificates therefor. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company's shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Company's stock transfer books or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the paying agent the interest income, if any, earned on such funds deposited with the paying agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Shares to be redeemed), and the holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the paying agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the paying agent.

(e)          Certificate. If only a portion of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption
Description of Series B Preferred Shares
On September 22, 2017, we issued 12,000 shares of Series B Preferred Shares to Thalassa, a company wholly owned and controlled by our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, under the Exchange Agreement. Each Series B Preferred Share has the voting power of one hundred thousand (100,000) common shares.
The Series B Preferred Stock has the following characteristics:
Conversion. The Series B Preferred Shares are not convertible into common shares.
Voting. Each Series B Preferred Share has the voting power of 100,000 common shares and shall count for 100,000 votes for purposes of determining quorum at a meeting of shareholders.
Distributions. The Series B Preferred Shares shall have no dividend or distribution rights.
Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares shall have the same liquidation rights as the common shares.
Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
Our articles of incorporation require our Board to consist of at least one member. Our Board currently consists of three members. Our bylaws may only be amended by the vote of two-thirds of our entire Board.
Directors are elected annually on a staggered basis, and each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Directors may only be removed for cause and only upon the affirmative vote of two-thirds votes cast at an annual meeting of shareholders by the holders of shares entitled to vote thereon. Our Board has the authority to fix the amounts which shall be payable to the members of the Board for attendance at any meeting or for services rendered to us.
Shareholder meetings
Under our bylaws, annual meetings of shareholders will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our Board or the chairman of our Board. Our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum for the purposes of the meeting.
Dissenters' rights of appraisal and payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' derivative actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on liability and indemnification of officers and directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We are also required to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and officers and we may carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover effect of certain provisions of our Articles of Incorporation and Bylaws
Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank check preferred stock
Under the terms of our articles of incorporation, our Board has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of "blank check" preferred stock. Our Board may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.
Election and removal of directors
Our articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the Board to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may only be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent directors.

Limited actions by shareholders
Our articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our Board or the chairman of our Board may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our Board and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance notice requirements for shareholder proposals and director nominations
Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified Board
As described above, our articles of incorporation provide for the division of our Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our Board will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.
Business combinations
Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or
•
any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:
•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;
•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us or a subsidiary.

These provisions of our articles of incorporation do not apply to a business combination if:
•	before a person became an interested shareholder, our Board approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder became an interested shareholder prior to the date of our articles of incorporation, which was September 11, 2017;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder;  and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
•
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.
Stockholders Rights Agreement
On November 21, 2017, our Board declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of November 20, 2017, or the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board. If a shareholder's beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder's then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.  Our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from these provisions.

Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the registration statement on Form F-4, which this prospectus forms a part of.  The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issued after November 21, 2017 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Stock, or a Series C Preferred Share, for $15.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series C Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common shares.  Except our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis, is exempt from being the "Acquiring Person".
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the "Distribution Date." Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series C Preferred Share Provisions
Each one one-thousandth of a Series C Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of the our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth interest in a Series C Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person.
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.
Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.
Redemption. The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) November 21, 2027, or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series C Preferred Shares, the number of Series C Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series C Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Transfer agent
The registrar and transfer agent for our common shares is AST.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Castor Maritime corporate affairs are governed by its articles of incorporation and bylaws, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be applied and construed in accordance with the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and Castor Maritime shareholders cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the U.S. Thus, Castor Maritime shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.
Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the Board.

Special meetings of the shareholders may be called by the Board or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the Board or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.
Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one- third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one- third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the Merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The Board must consist of at least one member.	The Board must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters' Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of dissenting shareholders under the BCA to receive payment of the appraised fair value of their shares may not be available "if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders."

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney's fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

TAXATION
The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to the Exchange Offer and the ownership of our Exchange Shares. This discussion does not purport to deal with the tax consequences relevant to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our Exchange Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our Exchange Shares, may be subject to special rules. This discussion deals only with holders who acquire our Exchange Shares in connection with the Exchange Offer and hold the Exchange Shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or non-U.S. law of the ownership of our Exchange Shares.
Marshall Islands Tax Considerations
In the opinion of Seward & Kissel, LLP, the following are the material Marshall Islands tax consequences of our activities to us and of the ownership of our Exchange Shares to our shareholders. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders or on capital gains realized by our shareholders from the disposition of our shares.
U.S. Federal Income Tax Considerations
In the opinion of Seward & Kissel, LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences of the Exchange Offer, of the ownership of Exchange Shares to U.S. Holders and Non-U.S. Holders, each as defined below. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in this prospectus and assumes that we conduct our business as described herein.
U.S. Federal Income Taxation of the Exchange Offer
A U.S. Holder (as defined below) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. A U.S. Holder's tax basis in his Exchange Shares will equal his tax basis in the Original Shares. A U.S. Holder's holding period for U.S. federal income tax purposes of the Exchange Shares will include his holding period of the Original Shares.
U.S. Federal Income Taxation of the Company
We anticipate that we will earn substantially all our income from the hiring of vessels for use on a time or spot charter basis and from the performance of services directly related to those uses, all of which we refer to as "shipping income."
Unless we qualify for an exemption from United States federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, a foreign corporation such as the Company will be subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, to which we refer as "United States source shipping income." For United States federal income tax purposes, "United States source shipping income" includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
Shipping income attributable to transportation exclusively between non‑United States ports will be considered to be 100% derived from sources entirely outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
Shipping income attributable to transportation exclusively between United States ports is considered to be 100% derived from United States sources. However, we are not permitted by United States law to engage in the transportation of cargoes that produces 100% United States source shipping income.

Unless we qualify for the exemption from tax under Section 883, our gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the Treasury Regulations thereunder, a foreign corporation will be exempt from United States federal income taxation of its United States source shipping income if:
1)
it is organized in a "qualified foreign country" which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

2)	one of the following tests is met:
A)
more than 50% of the value of its shares is beneficially owned, directly or indirectly, by "qualified shareholders," which as defined includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test"; or

B)	its shares are "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly‑Traded Test."
The Republic of The Marshall Islands, the jurisdiction where we and our ship‑owning subsidiaries are incorporated, has been officially recognized by the United States Internal Revenue Service, or the IRS, as a qualified foreign country that grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we earn and currently expect to earn in the future. Therefore, we will be exempt from United States federal income taxation with respect to our United States source shipping income if we satisfy either the 50% Ownership Test or the Publicly‑Traded Test.
We intend to take the position for United States federal income tax purposes that the over-the-counter market is an established securities market for purposes of Section 883 of the Code.  After the Exchange Shares are listed on the over-the-counter market, we may satisfy the Publicly‑Traded Test, a factual determination made on an annual basis, with respect to any taxable year. We do not currently anticipate circumstances under which we would be able to satisfy the 50% Ownership Test.
Publicly‑Traded Test
The Treasury Regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company's Exchange Shares should be considered as "primarily traded" on the over-the-counter market, an established securities market for these purposes, after the Exchange Shares are listed.
Under the Treasury Regulations, our Exchange Shares will be considered to be "regularly traded" on an established securities market if one or more classes of our shares representing more than 50% of our outstanding stock, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on such market, to which we refer as the "listing threshold." Since all of our Exchange Shares are listed on the over-the-counter market, we expect to satisfy the listing threshold.
The Treasury Regulations also require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one‑sixth of the days in a short taxable year, which we refer to as the "trading frequency test"; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year must be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the "trading volume" test. We anticipate that we will satisfy the trading frequency and trading volume tests, although there is no assurance of us satisfying these tests in any taxable year. Even if this were not the case, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with our Exchange Shares, such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of shares will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding stock, to which we refer as the "5% Override Rule."
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our Exchange Shares, or "5% Shareholders," the Treasury Regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission, as owning 5% or more of our Exchange Shares. The Treasury Regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, qualified shareholders (as defined for purposes of Section 883) own sufficient number of shares to preclude non‑qualified shareholders in such group from owning 50% or more of our Exchange Shares for more than half the number of days during the taxable year.
If, after our Exchange Shares are listed on the over-the-counter market, we satisfy the Publicly‑Traded Test, there is no assurance that we will not be subject to the 5% Override Rule for any taxable year.  Given the factual nature of the issues involved, we can give no assurances in regards of our or our subsidiaries' qualification for the Section 883 exemption.
Taxation in Absence of Section 883 Exemption
If the benefits of Section 883 are unavailable, our United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, or the "4% gross basis tax regime," to the extent that such income is not considered to be "effectively connected" with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.
To the extent our United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to United States federal income tax, currently imposed at rates of up to 35%. In addition, we would generally be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.
Our United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and
•
substantially all of our United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, it is anticipated that none of our United States source shipping income will be "effectively connected" with the conduct of a United States trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income tax with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders
As used herein, the term "U.S. Holder" means a holder that for U.S. federal income tax purposes is a beneficial owner of Exchange Shares and is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
If a partnership holds our Exchange Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Exchange Shares, you are encouraged to consult your tax advisor.
Distributions
Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our Exchange Shares to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its Exchange Shares and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Exchange Shares will generally be treated as foreign source dividend income and will generally constitute "passive category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.
Until the Exchange Shares are publicly traded on the over-the-counter market, any dividends paid by us will be treated as ordinary income to a U.S. Holder, and may continue to be so treated thereafter. Dividends paid on our Exchange Shares to certain non-corporate U.S. Holders will generally be treated as "qualified dividend income" that is taxable to such U.S. Holders at preferential tax rates provided that (1) the Exchange Shares are readily tradable on an established securities market in the United States (such as the over-the-counter market); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (as discussed in detail below); (3) the non-corporate U.S. Holder has owned the Exchange Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Exchange Shares become ex-dividend; and (4) certain other conditions are met.
There is no assurance that any dividends paid on our Exchange Shares will be eligible for these preferential rates in the hands of such non-corporate U.S. Holders. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder.
Special rules may apply to any "extraordinary dividend" (generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted tax basis in a common share) paid by us. If we pay an "extraordinary dividend" on our Exchange Shares that is treated as "qualified dividend income" to a non-corporate U.S. Holder, then any loss derived by such non-corporate U.S. Holder from the sale or exchange of such Exchange Shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or Other Disposition of Exchange Shares
Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Exchange Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are currently eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences
Special U.S. federal income tax rules apply to a U.S. Holder that holds shares in a foreign corporation classified as a "passive foreign investment company," or a PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder holds our Exchange Shares, either
(1)	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

(2)	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
We do not believe that we will be treated as a PFIC for any taxable year. However, our status as a PFIC is determined on an annual basis and will depend upon the operations of our Vessel and our other activities during each taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the spot chartering and time chartering activities of us or any of our subsidiaries as services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our Exchange Shares, as discussed below.
If we were to be treated as a PFIC for any taxable year, U.S. Holders would be required to report their ownership of our Exchange Shares to the IRS by filing an IRS Form 8621 with their U.S. federal income tax return for each such taxable year.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from us by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as "qualified dividend income." Net capital gain inclusions of certain non-corporate U.S. Holders may be eligible for preferential capital gains tax rates. The Electing Holder's adjusted tax basis in the Exchange Shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the Electing Holder's tax basis in the Exchange Shares. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Exchange Shares. A U.S. Holder would make a timely QEF election for our Exchange Shares by filing IRS Form 8621 with his U.S. federal income tax return for the first year in which he held such shares when we were a PFIC. If we determine that we are a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate will be the case after the Exchange Offer, our Exchange Shares may not be treated as "marketable stock."  As such, U.S. Holders may not be able to make the "mark-to-market" election with respect to the Exchange Shares.  U.S. Holders are urged to consult their own tax advisors in this regard.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Exchange Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the Exchange Shares), and (2) any gain realized on the sale, exchange or other disposition of our Exchange Shares. Under these special rules:
(1)	the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the Exchange Shares;
(2)
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be "qualified dividend income"; and

(3)
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. Federal Income Taxation of "Non-U.S. Holders"
As used herein, the term "Non-U.S. Holder" means a holder that, for U.S. federal income tax purposes, is a beneficial owner of Exchange Shares (other than a partnership) that is not a U.S. Holder.
If a partnership holds our Exchange Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Exchange Shares, you are encouraged to consult your tax advisor.
Dividends on Exchange Shares
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our Exchange Shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Sale, Exchange or Other Disposition of Exchange Shares
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our Exchange Shares, unless:
(1)
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; in general, in the case of a Non-U.S. Holder entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

Income or Gains Effectively Connected with a U.S. Trade or Business
If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, dividends on the Exchange Shares and gain from the sale, exchange or other disposition of the shares, that is effectively connected with the conduct of that trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional U.S. federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, and the payment of gross proceeds on a sale or other disposition of our Exchange Shares, made within the United States to a non-corporate U.S. Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the non-corporate U.S. Holder:
(1)	fails to provide an accurate taxpayer identification number;
(2)	is notified by the IRS that it has have failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or
(3)	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividend payments or other taxable distributions on our Exchange Shares by certifying their status on an applicable IRS Form W-8. If a Non-U.S. Holder sells our Exchange Shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or it otherwise establishes an exemption. If a Non-U.S. Holder sells our Exchange Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Exchange Shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer's U.S. federal income tax liability by filing a timely refund claim with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury Regulations, Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our Exchange Shares, unless the Exchange Shares are held in an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, a Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations in respect of our Exchange Shares.
Other Tax Considerations
In addition to the tax consequences discussed above, we may be subject to tax in one or more other jurisdictions where we conduct activities. The amount of any such tax imposed upon our operations may be material.

PLAN OF DISTRIBUTION
The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.
Each broker-dealer that receives Exchange Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Shares. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Shares received in exchange for Original Shares where such Original Shares were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of Exchange Shares received in exchange for Original Shares.
We will not receive any proceeds from any sale of Exchange Shares by broker-dealers.
Exchange Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Shares.
Any broker-dealer that resells Exchange Shares that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of those Exchange Shares may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Shares and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
For a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers.

ENFORCEMENT OF CIVIL LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands, and we conduct operations in countries around the world. All of the directors, officers and experts named in this prospectus reside outside the United States. In addition, substantially all of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. See "Risk Factors—Risks Relating to Our Common Shares—We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate and case law" and "Risk Factors—Risks Relating to Our Common Shares—We are incorporated in the Marshall Islands and certain of our officers and directors are non-U.S. residents. It may be difficult to serve legal process or enforce judgments against us, our directors or our management."
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
The validity of the common shares and certain other matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Castor Maritime Inc. included in this Prospectus have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to our common shares offered by this prospectus. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-4 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form F-4, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
Information provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from Section 16 of the Securities Exchange Act and the rules under the Securities Exchange Act relating to, among other things, short swing profit reporting and liability.

CASTOR MARITIME INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Castor Maritime Inc.,
Majuro, Republic of the Marshall Islands
We have audited the accompanying consolidated balance sheet of Castor Maritime Inc. and its subsidiary (the "Company") as of September 30, 2017, the related consolidated statement of comprehensive income, shareholders' equity, and cash flows, for the period December 13, 2016 to September 30, 2017. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Castor Maritime Inc. and its subsidiary as of September 30, 2017, and the results of their operations and their cash flows for the period December 13, 2016 to September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
November 30, 2017

CASTOR MARITIME INC.
CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2017
(Expressed in U.S. Dollars – except for share data)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$836,468
Accounts receivable trade	342,605
Due from related party (Note 3)	96,264
Inventories (Note 4)	46,586
Prepayments and other	29,060
Total current assets	1,350,983

FIXED ASSETS:
Vessel, net of accumulated depreciation of $182,346 (Note 5)	7,366,935
Total fixed assets, net	7,366,935

Total assets	$8,717,918

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$105,104
Accrued liabilities	119,170
Total current liabilities	224,274

Commitments and contingencies (Note 8)

SHAREHOLDERS' EQUITY:
Preferred shares, $0.001 par value: 50,000,000 shares authorized (Note 6):
480,000 9.75% Series A cumulative redeemable perpetual preferred shares (liquidation preference of $25 per share), issued and outstanding	480
12,000 Series B preferred shares issued and outstanding at September 30, 2017	12
Common shares, $0.001 par value; 1,950,000,000 shares authorized; 2,400,000 shares, issued and outstanding at September 30, 2017 (Note 6)	2,400
Additional paid-in capital (Note 6)	7,612,108
Retained earnings	878,644
Total shareholders' equity	8,493,644

Total liabilities and shareholders' equity	$8,717,918

The accompanying notes are an integral part of these consolidated financial statements.

CASTOR MARITIME INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE PERIOD FROM DECEMBER 13, 2016 TO SEPTEMBER 30, 2017
(Expressed in U.S. Dollars-except for share data)

REVENUES:
Revenues (net of address commissions of $74,271) (Note 7)	$2,018,061
Total revenues	2,018,061

EXPENSES:
Voyage expenses (Note 11)	80,853
Vessel operating expenses (Note 11)	1,194,995
Management fees to related party (Note 3)	55,500
Depreciation (Note 5)	182,346
General and administrative expenses (Note 12)	94,440
Total Expenses	1,608,134

Operating income	409,927

OTHER INCOME (EXPENSES):
Bank charges	(532)
Gain on derivative financial instruments (Note 7)	475,530
Foreign exchange losses	(7,021)
Other, net	740
Total other income, net	468,717

Net income and comprehensive income	$878,644

Earnings per common share, basic and diluted (Note 10)	$0.35
Weighted average number of common shares, basic and diluted	2,400,000

The accompanying notes are an integral part of these consolidated financial statements.

CASTOR MARITIME INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM DECEMBER 13, 2016 TO SEPTEMBER 30, 2017
(Expressed in U.S. Dollars – except for share data)

	Number of Shares issued
	Common shares	Preferred A shares	Preferred B shares	Par Value of Shares issued	Additional Paid-in capital	Retained earnings	Total Shareholders' Equity
Balance, December 13, 2016 (Note 6)	-	-	-	$-	$-	$-	$-
-Issuance of common shares as part of exchange and shareholders' contribution	2,400,000	-	-	2,400	7,612,108	-	7,614,508
-Issuance of preferred shares as part of exchange	-	480,000	12,000	492	2,740,000	-	2,740,492
-Deemed contribution of preferred shares as part of exchange	-	-	-	-	(2,740,000)	-	(2,740,000)
-Net income	-	-	-	-	-	878,644	878,644
Balance, September 30, 2017	2,400,000	480,000	12,000	$2,892	$7,612,108	$878,644	$8,493,644

The accompanying notes are an integral part of these consolidated financial statements

CASTOR MARITIME INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 13, 2016 TO SEPTEMBER 30, 2017
(Expressed in U.S. Dollars)

Cash Flows from Operating Activities:
Net income	$878,644
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	182,346
Changes in operating assets and liabilities:
Accounts receivable trade	(342,605)
Inventories	(46,586)
Due from related company	(96,264)
Prepayments and other	(29,060)
Accounts payable	105,104
Accrued liabilities	119,170
Net Cash provided by Operating Activities	$770,749
Cash Flows used in Investing Activities:
Purchase of vessel	(7,549,281)
Net cash used in Investing Activities	$(7,549,281)
Cash Flows provided by Financing Activities:
Shareholders' contribution	7,615,000
Net cash provided by Financing Activities	$7,615,000
Net increase in cash and cash equivalents	836,468
Cash and cash equivalents at December 13, 2016	-
Cash and cash equivalents at September 30, 2017	$836,468
Supplemental cash flow information: Non cash Financing Activities Deemed contribution relating to issuance of preferred shares	$2,740,000

The accompanying notes are an integral part of these consolidated financial statements.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)

1.	Basis of Presentation:

The accompanying consolidated financial statements include the accounts of Castor Maritime Inc. ("Castor") and its wholly owned subsidiary, Spetses Shipping Co. ("Spetses"), collectively the "Company". Castor was incorporated on September 11, 2017 under the laws of the Marshall Islands and Spetses was incorporated under the laws of the Marshall Islands on December 13, 2016. Spetses owns the Magic P, a 76,453 DWT, 2004 built, Panamax, drybulk vessel, which was acquired on February 21, 2017. The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of the bulk carrier vessel.  Castor is controlled by Thalassa Investment Co. S.A. ("Thalassa"), an entity registered in Marshall Islands, which as of September 30, 2017, held 52% of the Company's common shares and 100% of the Series B preferred shares and accordingly, could control the outcome of matters on which stockholders are entitled to vote.  Thalassa is wholly-owned and controlled by Petros Panagiotidis, the Company's Chairman, Chief Executive Officer and Chief Financial Officer.
On September 22, 2017, Castor entered into a share exchange agreement ("Exchange Agreement") with the shareholders of Spetses to acquire all of the outstanding common shares of Spetses in exchange for Castor issuing (i) 2,400,000 of common shares proportionally to the then shareholders of Spetses, (ii) 12,000 of Series B preferred shares to Thalasa, the then controlling shareholder of Spetses, and (iii) 480,000 of 9.75% Series A cumulative redeemable perpetual preferred shares to the then shareholders of Spetses excluding Thalassa, all at par value of $0.001. As the Exchange Agreement included the issuance of Preferred Shares, being a new and additional class of shares these have been recorded at fair value. As further discussed in Note 6, the Company also recorded deemed contribution of $2.7 million representing the fair value of the 9.75% Series A cumulative redeemable perpetual preferred shares. The Series B preferred shares were deemed to have a fair value of zero as they have no rights to dividends, do not have redemption/call rights and do not have any redemption features or a liquidation preference. Following the completion of the exchange, Spetses became a wholly owned subsidiary of Castor.  Prior to the date of the Exchange Agreement, the 100% of Castor's issued and outstanding common shares was held by Thalassa, and Thalassa also held 52% of the issued and outstanding common shares of Spetses.
As the transaction involved companies under common control, the transaction was accounted at the entities historical carrying amounts and in accordance with ASC 805-50-45 whereby the Company's financial statements present the results of operations for the period in which the transfer occurred as though the transfer of net assets and exchange of equity interests had occurred on the date Spetses was incorporated and as if Spetses was from its date of incorporation a consolidated subsidiary of the Company.  Results of operations and cash flows for the period comprises those of the previously separate entities combined from the date of their incorporation to the date the transfer was completed and those of the combined operations and cash flows from that date to the end of the period. Hence the first reporting period of these consolidated financial statements is from December 13, 2016, the date Spetses was incorporated, to September 30, 2017 being the Company's fiscal year-end.
2.	Significant Accounting Policies:

(a)
Principles of consolidation:  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include all accounts of the Company. All intercompany balances and transactions have been eliminated upon consolidation. The Company's fiscal year end is September 30.

(b)
Use of estimates:  The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include vessel valuations, the valuation of amounts due from charterers, residual value and useful life of vessel. Actual results may differ from these estimates.

(c)
Other comprehensive income: The Company follows the accounting guidance relating to comprehensive income, which requires separate presentation of certain transactions that are recorded directly as components of shareholders' equity. The Company has no other comprehensive income (loss) items and, accordingly, comprehensive income equals net income for the period presented.

(d)
Foreign currency translation:  The Company's reporting and functional currency is the U.S. Dollar. Transactions incurred in other currencies are translated into USD using the exchange rates in effect at the time of the transaction. On the balance sheet date, monetary assets and liabilities that are denominated in other currencies are translated into USD to reflect the end-of-period exchange rates.

(e)	Cash and cash equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)
2.	Significant Accounting Policies-continued

(f)
Accounts receivable trade: Accounts receivable trade reflect receivables from vessel charters. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. Provision for doubtful accounts for the period presented was zero.

(g)	Inventories: Inventories consist of lubricants and provisions on board the vessels. Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out method.
(h)
Vessel, net:  Vessel, net is stated at cost net of accumulated depreciation. The cost of vessel consists of the contract price plus any direct expenses incurred upon acquisition, including improvements, delivery expenses and other expenditures to prepare the vessel for her initial voyage. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessel. Repairs and maintenance are expensed as incurred.

(i)
Impairment of long‑lived assets: The Company reviews its vessel for impairment whenever events or changes in circumstances indicate that the carrying amount of the vessel may not be recoverable. When the estimate of future undiscounted cash flows expected to be generated by the use of the vessel is less than her carrying amount, the Company evaluates the vessel for an impairment loss. Measurement of the impairment loss is based on the fair value of the vessel. In this respect, management regularly reviews the carrying amount of the vessel in connection with her estimated recoverable amount. There were no indications that the carrying value of the vessel is not recoverable as of September 30, 2017.

(j)
Vessel depreciation:  Depreciation is computed using the straight‑line method over the estimated useful life of the vessel, after considering the estimated salvage value. The vessel's salvage value is equal to the product of her lightweight tonnage and estimated scrap rate. Management estimates the useful life of the vessel to be 25 years from the date of initial delivery from the shipyard and as a second-hand vessel is depreciated from the date of her acquisition through her remaining estimated useful life.

(k)
Revenue and expense recognition: The Company generates its revenues from charterers for the charterhire of its vessel. Vessel is chartered using either voyage charters, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate, or time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charterhire rate over the daily charterhire rate, if applicable. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized, as it is earned ratably over the duration of the period of each voyage or time charter. Revenue is shown net of address commissions payable directly to charterers under the relevant charter agreements. Address commissions represent discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and the vessel's sail to the next fixed loading port and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as it is earned. Deferred revenue includes cash received prior to the balance sheet date and is related to revenue earned after such date.

Voyage expenses, consisting of: (a) port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under the time charter arrangements or by the Company under voyage charter arrangements, and (b) brokerage commissions, which are always paid for by the Company, regardless of charter type. All voyage and vessel operating expenses are expensed as incurred, except for brokerage commissions. Commissions paid to brokers are deferred and amortized over the related charter period to the extent revenue has been deferred since commissions are earned as the Company's revenues are earned.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)
2.	Significant Accounting Policies-continued

(l)
Derivative instruments: The Company is exposed to changes in the spot market rates associated with the deployment of its vessel and its objective is to manage the impact of such changes in its cash flows. In this respect, from time to time, the Company may engage in certain forward freight agreements. When such derivatives do not qualify for hedge accounting the Company records these financial instruments in the consolidated balance sheet at their fair value as either a derivative asset or a liability, and recognizes the fair value changes thereto in earnings. When the derivatives do qualify for hedge accounting, depending upon the nature of the hedge, changes in fair value of the derivatives are either offset against the fair value of assets and liabilities through earnings, or recognized in other comprehensive income/(loss) (effective portion) until the hedged item is recognized in earnings. As of September 30, 2017, there were no open derivative instruments.

(m)
Fair value measurements: The Company follows the provisions of ASC 820, "Fair Value Measurements and Disclosures" which defines, and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. ASC 820 applies when assets or liabilities in the financial statements are to be measured at fair value, but does not require additional use of fair value beyond the requirements in other accounting principles.

(n)
Earnings per common share: Basic earnings per common share are computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Dividends on cumulative redeemable perpetual preferred shares reduce the income available to common shareholders, (whether or not earned). Diluted earnings per common share, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

(o)
Commitments and contingencies: Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

(p)	Recent Accounting Pronouncements:

i.
In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. Subsequent to the issuance of ASU 2014-09, the FASB issued the following ASU's which amend or provide additional guidance on topics addressed in ASU 2014-09.  In March 2016, the FASB issued ASU No. 2016-08, "Revenue Recognition - Principal versus Agent" (reporting revenue gross versus net). In April 2016, the FASB issued ASU No. 2016-10, "Revenue Recognition - Identifying Performance Obligations and Licenses."   Lastly, in May 2016, the FASB issued No. ASU 2016-12, "Revenue Recognition - Narrow Scope Improvements and Practical Expedients". In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of ASU No. 2014-09 by one year applying for annual reporting periods beginning after December 15, 2017 for public entities and after December 15, 2018 for all other entities. The standard shall be applied either retrospectively to each period presented or as a cumulative effect adjustment as of the date of adoption. Early adoption of the standard, but not before December 15, 2016 is permitted.  The Company believes that the adoption of this update will not have a material impact on its financial statements.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)
2.	Significant Accounting Policies-continued

ii.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company believes that the implementation of this update will not have any material impact on its financial statements.

iii.
In July 2017, the FASB issued ASU 2017-11—Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The amendments in Part I of ASU 2017-11 change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II of ASU 2017-11 recharacterize the indefinite deferral of certain provisions of Topic 480, currently presented as pending content in the Codification, to a scope exception.

For public entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect.
iv.
In September 2017, the FASB issued ASU 2017-12, Derivatives and hedging (topic 815): targeted improvements to accounting for hedging activities to amend its hedge accounting model to enable entities to better portray the economics of their risk management activities in the financial statements. The amendments expand an entity's ability to hedge nonfinancial and financial risk components and reduce complexity in fair value hedges of interest rate risk. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. The amendments in this Update apply to any entity that elects to apply hedge accounting in accordance with current GAAP.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application is permitted in any interim period after issuance of the Update. Management believes that the adoption of this update will not have any material impact on its financial statements.
(q)
Emerging Growth Company: The Company is an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act. and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)
2.	Significant Accounting Policies-continued

The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
3.	Transactions with Related Party:

The Company's ship manager is Pavimar S.A. ("Pavimar"), a company controlled by Ismini Panagiotidi, the sister of the Company's Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis. Under the management agreement concluded in December 2016, Pavimar provides the Company with a wide range of shipping services such as crew management, technical management, operational employment management, insurance arrangements, provisioning, bunkering, accounting services, general administration and audit support, in exchange for a fixed daily fee of $250. The agreement, which commenced upon the delivery of the vessel on February 21, 2017, shall continue until the sale of the vessel, unless terminated earlier by either party upon two months written notice. In the event of termination, the management fee payable to Pavimar shall continue to be payable for a further period of three calendar months as from the termination date. The management fee is subject to an annual review at the date of the anniversary of the management agreement. As part of this review, on November 13, 2017, it was agreed that the daily fixed fee, from December 16, 2017, the date of the anniversary of the management agreement dated December 16, 2016, will be $320 and will remain at this level until December 16, 2019, at which time the daily management fee may be revised.
Each month, the Company makes an advance payment to Pavimar to cover working capital equal to one month of estimated operating expenses and management fee. At September 30, 2017, the excess of the amount advanced to Pavimar over payments made by Pavimar for the Company's operating expenses and management fee amounted to $96,264 and is separately reflected as due from related party in the accompanying consolidated balance sheet.
4.	Inventories:

Inventories of $46,586 in the accompanying consolidated balance sheet relate to lubricants and provisions.
5.	Vessel:

On February 21, 2017, the Company took delivery of Magic P for a total cost of $7.6 million. Management reviews the carrying amount of the vessel to determine if events have occurred that would require modification to its carrying value or useful life. As of September 30, 2017, there were no indications that the carrying value of the vessel is not recoverable.
6.	Shareholders' Equity:

Under the Company's articles of incorporation, the Company's authorized capital stock consists of 2,000,000,000 shares, par value $0.001 per share, of which 1,950,000,000 shares are designated as common shares and 50,000,000 shares are designated as preferred shares. In connection with the Exchange Agreement discussed in Note 1, the Company issued 2,400,000 of common shares, 480,000 of 9.75% Series A cumulative redeemable perpetual preferred shares and 12,000 of Series B preferred shares, all at par value of $0.001, to the then shareholders of Spetses. The accompanying consolidated financial statements give retroactive effect to the issuance of the shares as of December 13, 2016.
Furthermore, the Company determined the fair value of the 9.75% Series A cumulative redeemable perpetual preferred shares to be $2,740,000 as of the date of issuance and reflected the amount within additional paid-in capital. The fair value of these shares was determined using Level 3 hierarchical data. The fair value of these shares was determined using the income approach. In application of the income approach, a discounted cash flow method, or DCF, was utilized.
On September 29, 2017, the Company's shareholders authorized one or more amendments to its Articles of Incorporation to effect one or more reverse stock splits of the Company's issued common shares at a ratio of not less than one-for-two and not more than one-for-1000 and in the aggregate at a ratio of not more than one-for-1000, inclusive, with the exact ratio to be set at a whole number within this range to be determined by the Company's board of directors, or the Board, or any duly constituted committee thereof, at any time after approval of each amendment in its discretion, and to authorize the Board to implement any such reverse stock split by filing any such amendment with the Registrar of Corporations of the Republic of the Marshall Islands.  As of September 30, 2017, no reverse stock splits have been effected under this authorization.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)

6.	Shareholders' Equity-continued

Common Shares:
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, common shareholders are entitled to receive ratably all dividends, if any, declared by the Company's board of directors out of funds legally available for dividends. Upon the Company's dissolution or liquidation or the sale of all or substantially all of its assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the common shareholders are entitled to receive pro rata the remaining assets available for distribution. Common shareholders do not have conversion, redemption or pre-emptive rights to subscribe to any of the Company's securities. The rights, preferences and privileges of common shareholders are subject to the rights of the holders of any preferred shares, which the Company may issue in the future.
Preferred Shares: The table below presents a summary of preferred shares outstanding as of September 30, 2017.
Series	Description	Initial Issuance Date	Total Shares Outstanding	Liquidation Preference per Share (in dollars)	Carrying Value (1)	Dividend Rate
Series A	9.75% Cumulative Perpetual Redeemable	09/22/17	480,000	$25	$480	9.75% per annum of the Liquidation Preference per share
Series B	n/a	09/22/17	12,000	-	12	n/a

Total			492,000		$492

(1)	There are no issuance costs.

9.75% Series A cumulative redeemable perpetual preferred shares: Holders of Series A preferred shares have no general voting rights other than certain limited protective voting rights. Also, holders of Series A preferred shares, rank prior to the holders of common shares with respect to dividends, distributions and payments upon liquidation.  Dividends on the Series A preferred shares are cumulative from the date of original issue and are payable on the 15th day of June and December of each year, commencing December 15, 2017. In the event the Company is unable to make dividend payments to the holders of the Series A preferred shares, the dividend rate shall increase to a number that is 1.30 times the dividend rate payable on the day immediately preceding the date of such dividend arrearage until the dividend arrearage is cured. The cumulative dividends from the issuance date of September 22, 2017 to September 30, 2017 amounted to $29,250 and have not been recorded as a dividend and a liability in the accompanying consolidated financial statements.
The Series A Preferred Shares do not have a mandatory redemption. The Company has the right at any time on or after March 22, 2018 to redeem the Series A Preferred Shares, in whole or from time to time in part, from any funds available for such purpose, on a date set by the Company at an amount equal to $25.00 per share (the liquidation preference). Such redemption price may be paid in cash, common shares or a note as shall be determined in the Company's sole discretion. If paid in common shares, the price of the common shares will be 90% of the lowest daily volume weighted average price on any trading day during the 5-consecutive trading-day period ending and including the trading day immediately prior to the date of the applicable redemption date.
Series B preferred shares: The Series B preferred shares do not have redemption/call rights and do not earn any dividends or have any distribution rights. Holders of Series B preferred shares have 100,000 votes per share on all matters submitted to a vote of the shareholders of the Company (including determination for purposes of quorum) and shall vote together with the holders of the Company's common shares as one class. Holders of Series B preferred shares do not have any other special voting rights.
7.	Financial Instruments and Fair Value Disclosures:

The principal financial assets of the Company consist of cash at banks and accounts receivable due from charterers. The principal financial liabilities of the Company consist of accounts payable due to suppliers.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)
7.	Financial Instruments and Fair Value disclosures-continued

Concentration of credit risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of the financial institutions in which it places its deposits. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition.
For the period from December 13, 2016 to September 30, 2017, two charterers individually accounted for more than 10% of the Company's revenues as follows:
Charterer	% of Company's revenue
A	81%
B	16%

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term nature of these financial instruments.
Derivative financial instruments: The Company is exposed to changes in the spot market rates associated with the deployment of its vessel and its objective is to manage the impact of such changes in its earnings and cash flows. In this respect, during the period from December 13, 2016 to September 30, 2017, the Company engaged in a series of forward freight agreements (FFAs) to manage its exposure to spot market rate fluctuations. The FFAs which have not been renewed upon maturity, and used as economic hedge agreements did not meet the hedge accounting criteria, therefore, changes in their fair value were recorded in earnings. During the period from December 13, 2016 to September 30, 2017, the Company realized a gain of $475,530 which is separately reflected as "Gain on derivative financial instruments" in the accompanying consolidated statement of comprehensive income. Currently the Company does not have any derivative instruments in place to manage such fluctuations.
Fair Value of Financial Instruments: The Company follows the provisions of ASC 820, "Fair Value Measurements and Disclosures" which defines, and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. ASC 820 applies when assets or liabilities in the financial statements are to be measured at fair value, but does not require additional use of fair value beyond the requirements in other accounting principles.
8.	Commitments and contingencies:

Various claims, lawsuits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessel. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.
The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels' actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)

9.	Income Taxes:

Both Castor and Spetses are incorporated under the laws of the Republic of Marshall Islands and they are not subject to income taxes in the Republic of Marshall Islands.
Taxation on United States Source Income: Pursuant to § 883 of the Internal Revenue Code of the United States (the "Code"), U.S. source income from the international operation of ships is generally exempt from U.S. Federal income tax on such income if the company meets the following requirements: (a) the company is organized in a foreign country that grants an equivalent exception to corporations organized in the U. S. and (b) either (i) more than 50 percent of the value of the company's stock is owned, directly or indirectly, by individuals who are "residents" of the company's country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the U.S. (the "50% Ownership Test") or (ii) the company's stock is "primarily and regularly traded on an established securities market" in its country of organization, in another country that grants an "equivalent exemption" to U.S. corporations, or in the U.S. (the "Publicly-Traded Test").
Pursuant to Treasury Regulation § 1.883-2, a company's stock will be considered "regularly traded" on an established securities market if (i) one or more classes of its stock representing 50 percent or more of its outstanding shares, by voting power and value, is listed on the market and is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of stock traded during the taxable year is at least 10 percent of the average number of shares of the stock outstanding during the taxable year.
Marshall Islands, the jurisdiction where the Company and its ship-owning subsidiary are incorporated, grants an equivalent exemption to United States corporations. Therefore, the Company will be exempt from United States federal income taxation with respect to U.S. source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.
Subsequent to September 30, 2017 the Company commenced preparation for an offering ("Exchange Offer") to exchange registered common shares for outstanding unregistered common shares.  The Company's first taxable calendar year will end on December 31, 2017. If the Exchange Offer is completed before December 31, 2017, the Company expects to qualify for this exemption on the basis that the Publicly Traded Test will be satisfied. However, as of September 30, 2017, there can be no assurance that the Company will be entitled to this exemption by the end of its first calendar taxable year. In that case, it will be subject to a 4% U.S. Federal income tax. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.
For the period from December 13, 2016 to September 30, 2017, $4,611 of income taxes would be paid if the Company did not qualify for this exemption. As of September 30, 2017, Management believes it is probable that the Company will qualify for the tax exemption and therefore no provision for income tax has been made.
10.	Earnings Per Share:

Basic and diluted earnings per share is calculated by dividing the Net income and comprehensive income available to common shareholders by the weighted average number of common shares outstanding during the periods. Diluted earnings per share is calculated by adjusting the net income available to common shareholders and the weighted average number of common shares used for calculating basic earnings per share for the effects of all potentially dilutive shares. The computation of earnings per share for the period December 13, 2016 to September 30, 2017 gives retroactive effect to the 2,400,000 common shares issued under the Exchange Agreement (refer to Note 1).
During the period from December 13, 2016 to September 30, 2017, there were no dilutive shares.  In addition, no preferred shares dividend has been declared for the same period. The components of the calculation of basic and diluted earnings per share for the period December 13, 2016 to September 30, 2017 is as follows:
Net income and comprehensive income	$878,644
Less: Cumulative dividend on preferred shares	(29,250)
Net income and comprehensive income available to common shareholders	$849,394
Weighted average number of common shares outstanding, basic and diluted	2,400,000
Earnings per common share, basic and diluted	$0.35

CASTOR MARITIME INC.
Notes to Consolidated Financial Statements
September 30, 2017
(Expressed in United States Dollars – except for share data, unless otherwise stated)

11.	Vessel Operating and Voyage Expenses:

The amounts in the accompanying consolidated statement of comprehensive income are analyzed as follows:
Vessel Operating Expenses	For the period from December 13, 2016 to September 30, 2017
Crew and related costs	$609,549
Repairs & maintenance, spares, stores, classification, chemicals & gases, paints	323,322
Lubricants	104,410
Insurance premium	75,321
Tonnage taxes	33,429
Other	48,964
Total	$1,194,995

Voyage expenses	For the period from December 13, 2016 to September 30, 2017
Brokerage commissions	$51,735
Port & other expenses	29,118
Total	$80,853

12.	General and Administrative Expenses:

The amount in the accompanying consolidated statement of comprehensive income includes legal, audit and other professional fees and expenses, as well as, the Company's Chief Executive Officer compensation of $7.267, which is payable as of September 30, 2017 and is included in  Accrued liabilities in the accompanying consolidated balance sheet.
13.	Subsequent Events:

The Company has evaluated subsequent events that occurred after the balance sheet date but before the issuance of these consolidated financial statements and, where it was deemed necessary, appropriate disclosures have been made. Subsequent events have been evaluated through November 30, 2017, the date of issuance of these consolidated financial statements.
(a)
Drydocking: In October 2017 and following the completion of the vessel's latest charter, she entered a shipyard to undertake her regular scheduled dry-dock. A vessel is generally required to be drydocked approximately every 30 to 60 months for carrying out works that cannot be performed while the vessel is in the water at sea and to comply with her classification society requirements.

The vessel completed the drydock on November 25, 2017 at an estimated cost of approximately $0.4 million. Such cost will be deferred and amortized on a straight-line basis over the estimated period until the next drydock.
Costs to be capitalized as part of the dry-dock include only those direct costs that are incurred for works required by the vessel's Classification Society. Direct costs may consist of actual costs incurred at the dry-dock yard, including but not limited to, dry-dock dues and general services for vessel preparation, steelworks, piping works and valves, machinery works and electrical works, lodging and subsistence of personnel sent to the drydocking site to supervise. Expenditures for normal maintenance and repairs will be expensed as incurred.
(b)
Adoption of a shareholder rights plan: On November 21, 2017, the Company declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan.

CASTOR MARITIME INC.

In connection with resales of Exchange Shares, any participating broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act. The Securities and Exchange Commission, or the SEC, has taken the position that broker-dealers who acquired the Original Shares as a result of market-making or other trading activities may use this prospectus to fulfill their prospectus delivery requirements with respect to the Exchange Shares.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
I. Article VIII of the Bylaws of the Registrant provides as follows:
1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits.
(b) Financial Schedules
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 22. Undertaking
The undersigned registrant hereby undertakes:
(a) Under Rule 415 of the Securities Act,
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(b)-(g) Not applicable.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i)-(l) Not applicable.
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 11th day of April, 2018.

CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe And Robert E. Lustrin with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective (including pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 11, 2018.

Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer and Chief Financial Officer
Petros Panagiotidis	(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

/s/ Dionysios Makris	Secretary and Director
Dionysios Makris

/s/ Georgios Daskalakis	Director
Georgios Daskalakis

Authorized Representative
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on April 11, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation of the Company

3.2	Bylaws of the Company

3.3	Series A Statement of Designations

3.4	Series B Statement of Designations

3.5	Series C Statement of Designations

4.1	Form of Common Share Certificate

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the common shares

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters

10.1	Exchange Agreement

10.2	Stockholders Rights Agreement

10.3	Management Agreement, dated as of December 16, 2016, by and between Spetses Shipping Co., and Pavimar S.A.

10.4	Fixture Slip for Time Charter, dated as of November 24, 2017, by and between Spetses Shipping Co., and Glencore Agriculture B.V.

10.5	Fixture Slip for Time Charter, dated as of January 24, 2018, by and between Spetses Shipping Co., and Mitsui O.S.K. Line

21.1	List of Subsidiaries

23.1	Consent of Registered Public Accounting Firm

24.1	Powers of Attorney (included in the signature page to this Registration Statement)

99.1	Form of Letter of Transmittal